As filed with the Securities and Exchange Commission on January 31, 2007
Registration No. 333-133821

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 5 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL STEEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	3310	412079252
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing 100020

Tel. +86(10) 58797346
  (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:
InCorp Services Inc.
3165 East Patrick Lane
Suite 1
Las Vegas, NV, 89120
Tel: (702) 866-2500
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Howard H. Jiang, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
Tel. (212) 626-4100

Approximate date of proposed sale to the public : From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERINGP RICE PER SECURITY(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (3) (4)
Shares of common stock	1,176,665	$1.22	$1,435,531.3	$153.6

Shares of common stock underlying the warrants (2)	2,353,330	$1.22	$2,871,062.6	$307.2

Total	3,529,995	$1.22	$4,306,593.9	$460.8

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked prices of the Common Stock of General Steel Holdings, Inc. on the OTC Bulletin Board on December 8, 2006, that is, $1.22 per share.

(2)   Represents 2,353,330 shares issuable upon the exercise of the warrants issued in the private placement we completed in September 2005.

(3)   Calculated using $107.00 per million dollars.

(4)   Filing fee of $747.87 was previously paid around May 2, 2006

The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2007

PRELIMINARY PROSPECTUS

GENERAL STEEL HOLDINGS, INC.

Resale of 3,529,995 Shares of Common Stock

We are registering a total of 3,529,995 shares of our common stock, comprised of 1,176,665 shares of our common stock and 2,353,330 shares of our common stock issuable upon the exercise of the warrants (the “Registrable Securities”) on behalf of the selling shareholders identified under the heading “Selling Shareholders” in this prospectus. The Selling Shareholders may sell the Registrable Securities from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions. Our shares are currently quoted on the over-the-counter bulletin board (“OTC BB”) under the symbol “GSHO.OB”.   We are seeking the listing of our shares of common stock on the American Stock Exchange (the “AMEX”). The listing application has been filed with AMEX.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the sale of our common stock under the private placement closed on September 18, 2005 as further described in this prospectus.

We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares of our common stock are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS ___, 2007

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

TABLE OF CONTENTS

Prospectus Summary	5

Cautionary Note Regarding Forward-Looking Statements	11

Risk Factors	11

This Offering	19

Our Recent Private Placement	22

Plan of Distribution	23

Dividend Policy	24

Management	25

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	30

Description of Share Capital	31

Management’s Discussion and Analysis of Financial Condition and Results of Operations	32

Business	41

Market for General Steel Holdings Inc.’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	49

Legal Matters	50

Experts	50

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	50

Quantitative and Qualitative Disclosures About Market Risk	50

Transfer Agent	50

Additional Information	50

Financial Statements	F-1

Notes To Consolidated Financial Statements	F-6

Part II. Information Not Required in Prospectus	II-1

Exhibit Index	II-6

You may only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has not been a change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This prospectus summary contains information about our company, our finances, our products, our recent strategic alliance and our recent private placements that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading “Risk Factors” and the information contained in the Financial Statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

Unless otherwise indicated, all share and per share data in this prospectus do not give effect to shares issuable upon exercise of outstanding options and warrants. Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People’s Republic of China (“PRC” or “China”). For the purposes of this prospectus. The balance sheet amounts with the exception of equity at September 30, 2006 were translated at 7.90 RMB to $1.00 USD as compared to 8.08 RMB at September 30, 2005 and RMB 8.07 as of December 31, 2005.  The equity accounts were stated at their historical rate.  The average translation rate of 8.00 RMB for the nine months ended September 30, 2006 was applied to income statement accounts. There is no assurance that RMB amounts could have been or could be converted into US dollars at those rate.

As used in this prospectus, “we”, “us”, “our”, “our company”, “the Company” refers to General Steel Holdings, Inc. and all of its subsidiaries and affiliated companies.

OUR COMPANY

Overview

Our company was initially incorporated as “American Construction Company” (“ACC”) on August 5, 2002 in the State of Nevada for the purpose of commencing a business of general construction contracting.

On October 14, 2004, ACC, Northwest Steel Company, a wholly-owned Nevada subsidiary of ACC (“Merger Sub”), and General Steel Investment Co., Ltd., a British Virgin Islands company (“General Steel Investment”) entered into an Agreement and Plan of Merger pursuant to which ACC acquired General Steel Investment, and its 70% ownership in its subsidiary Tianjin Daqiuzhuang Metal Sheet Co., Ltd., a PRC company of limited liability (“ Daqiuzhuang Metal”) in exchange for shares of ACC’s common stock.

Effective March 7, 2005, ACC changed its name to “General Steel Holdings, Inc.”

Daqiuzhuang Metal started its operation in 1988 and was corporatized under its current form on August 18, 2000 in Jinghai County, Tianjin City, Hebei Province, China. Daqiuzhuang Metal is a Sino-foreign joint venture with an operating term that will expire on June 24, 2024, at which point we expect to file a request for an extension of the term permitted under the then applicable laws. General Steel Investment owns approximately 70% of the share capital of Daqiuzhuang Metal. A description of the owners of the remaining approximately 30% of the share capital of Daqiuzhuang Metal is set forth in the Business Section of this prospectus.

Daqiuzhuang Metal’s core business is the manufacturing of high quality hot-rolled carbon and silicon steel sheets which are mainly used in the production of tractors, agricultural vehicles, shipping containers and in other specialty markets. Daqiuzhuang Metal uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process slabs into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x 0.75 to 2.0 mm (thickness). Limited size adjustments can be made to meet order requirements. “Qiu Steel” is the registered name for our products.

Daqiuzhuang Metal currently has ten steel sheet production lines processing approximately 400,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining an approximately 50% market share of all hot-rolled steel sheets used in the production of agricultural vehicles in China, out of which 150,000 tons of production capacity were added since mid-March 2006.

Marketing and Customers

Hot rolled carbon and silicon steel sheets are semi-finished products. We sell our products primarily to distributors, service centers, or manufacturers. Our products are primarily used by domestic manufacturers of economy agricultural vehicles: small, motorized, 3-wheel vehicles with a payload from 1,650 to 4,400 lbs. (750 to 2,000 kgs), retailing between 1,200 and 1,800 USD (10,000 - 15,000 RMB).

These inexpensive agriculture vehicles are targeted to the low income farming populations in the rural areas of China. International non-government organizations estimate that approximately 80% of China’s population of 1.3 billion people is comprised of low-income rural farmers.

Based on the production and sales figures supplied by our customers producing economy agricultural vehicles, we estimates that we supply approximately 50% of this industry’s nationwide demand for hot rolled steel products.

Our marketing efforts are mainly directed toward those customers who have exacting requirements for on-time delivery, customer support and product quality. We believe that our enhanced product quality and delivery capabilities, and our emphasis on customer support and product planning, are critical factors in our ability to serve this segment of the market.

Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2005, approximately 37% of our sales were to five customers and approximately 9% of sales were to one customer. During the first nine months ended September 30, 2006, approximately 31% of our sales were to five customers and approximately 7.1% of sales were to one customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue.

ABOUT OUR PRODUCTS

We produce hot-rolled carbon and silicon steel sheets. “Qiu Steel” is the registered trademark under which we sell our products. Our logo has been registered with the China National Trademark Bureau under No. 586433. “Qiu Steel” is registered under the GB 912-89 national quality standard, and certified under the National Quality Assurance program. From 2004 to 2005, our overall sales volume increased by 7% from 190,936 tons in 2004 to 203,422 tons in 2005. Our sales volume for the nine months ended September 30, 2006 was 229,819 tons as compared to 142,735 tons for the nine months ended September 30, 2005.

OUR RECENT STRATEGIC ALLIANCE

General Steel Investment and Daqiuzhuang Metal signed on September 28, 2005 a joint venture agreement (the “Joint Venture Agreement”) with Baotou Iron & Steel Group (Group) Co., Ltd. (“Baotou Steel”), to form Baotou Steel - General Steel Special Steel Joint Venture Company Limited, a limited liability company formed under the laws of the People’s Republic of China (the “Joint Venture Company”). The Joint Venture Company is expected to play an important role in the Company’s expansion. Currently the Joint Venture Company has not been established yet and therefore our current performance does not depend on it. The non-approval of the Joint Venture Company by the Chinese government will not have a negative impact on our current performance and will not prevent us from pursuing other business partners and expansion opportunities.

Purpose

The purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve our product quality, production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company is expected to have a capacity of producing 600,000 of specialty steel products a year.

Products

The products of the Joint Venture Company will be special steel, which is expected to be sold in both domestic and international market.

Capital Contributions

The total investment in the Joint Venture Company may be up to US$ 30,000,000, with an anticipated registered capital of approximately US$ 24,000,000. Pursuant to the Joint Venture Agreement, Baotou Steel will contribute land, existing equipment, materials and existing business whereas General Steel Investment and Daqiuzhuang Metal will each contribute cash capital to the Joint Venture Company. The completion of this transaction is subject to the provision to both General Steel Investment and Daqiuzhuang Metal by Baotou Steel of relevant financial statements and an independent appraisal of the assets to be contributed to the Joint Venture Company, which have not been produced thus far. In addition, Baotou Steel is a state-owned enterprises, subject to the special Chinese rules. Before it can transfer any of its assets or use its assets and business for a combination or joint venture, Baotou Steel must obtain evaluation and approval from the State Assets Supervision and Administration Committee of China, in addition to other governmental reviews and approvals. Accordingly, China’s State Assets Supervision and Administration Committee will need to assign an independent appraisal firm to perform an appraisal of the assets contributed by Baotou Steel. At this time, we are still waiting for the Chinese government to appoint an appraisal firm to complete the appraisal and the evaluation process of the joint venture project. Since there are no legal rules or guidance provided with respect to the timeframe for such evaluations and approvals, it may take up a long time for such appraisal to occur. At this moment, we cannot provide an estimate as to when the appraisal will occur.

In addition, since the total investment in the joint venture is related to the final appraisal results of the assets to be contributed by Baotou Steel, at this moment we are not in a position to determine the amount of cash capital General Steel Investment and Daqiuzhuang Metal will be required to contribute to the Joint Venture Company. We are working to encourage relevant parties to provide the requisite documentation and initiate the needed procedures. However, if the relevant documents cannot be produced and the required procedures will not be initiated within the next sixteen months from the date of this prospectus, we may choose to terminate the Joint Venture Agreement.

Ownership

Baotou Steel will have a 49% ownership interest, General Steel Investment will have a 31% ownership interest and Daqiuzhuang Metal will have a 20% ownership interest, respectively, in the Joint Venture Company. Because of its ownership of approximately 70% of the share capital of Daqiuzhuang Metal, General Steel Investment will indirectly own 14% of the Joint Venture Company through Daqiuzhuang Metal.

 Directors and Management

Three (3) out of seven (7) members of the board of directors of the Joint Venture Company will be appointed by Baotou Steel, two (2) by General Steel Investment and two (2) by Daqiuzhuang Metal, a subsidiary of the Company. The chairman and the vice chairman will be elected by the board of directors of the Joint Venture Company. Certain major issues will require the unanimous approval of the all directors whereas all other issues will be approved by two thirds of all board members.

The Joint Venture Company will have a management office consisting of one general manager, three vice general managers and one chief financial officer. Baotou Steel will appoint the general manager, General Steel will appoint one vice general manager and Daqiuzhuang Metal will appoint the chief financial officer. Two additional vice general managers will be hired by recommendation of Baotou Steel.

Duration of the Joint Venture Company

The duration of the Joint Venture Company will be 30 years, extendable upon suggestion of one of the parties six months before the expiration date of the Joint Venture Agreement, upon the approval by the board of directors of the Joint Venture Company.

ABOUT OUR RECENT PRIVATE PLACEMENT

On September 18, 2005, we entered into certain subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which we sold an aggregate of 1,176,665 shares of our common stock, in a private placement under Rule 506 under the Securities Act at a purchase price of $1.50 per share.

Each investor was given two identical warrants with each share purchased, granting the warrant holders the right to purchase in the aggregate up to a maximum additional 2,353,330 shares of our common stock. Each warrant entitles its holder to one share of our common stock upon exercise. The warrants may be exercised on or before the second anniversary date, namely, on or before September 18, 2007 at 5:00 p.m., at an exercise price of $2.50 per share or after the second anniversary date but on or before the third anniversary date, namely, on or before September 18, 2008, at 5:00 p.m. at an exercise price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in our capital stock structure.

Pursuant to a put right granted to the investors, the investors may request us to repurchase part or all of the 1,176,665 shares of our common stock on March 18, 2007 (the “Repurchase Date”) at a per share price of $1.95 per share. If an investor would elect to put the shares back to us on the Repurchase Date, such investor must notify us 60 days before the Repurchase Date. The put right is only available to those investors who entered into the Subscription Agreements with us and is not transferable to any subsequent purchasers of these shares of common stock. In addition, the put right does not require the investors to return the warrants they received in this private placement.

Under this private placement, we raised $1,765,000 in the aggregate, with a net proceeds of $ 1,606,150 after deducting $158,850 paid for commissions.

THIS OFFERING

Common stock outstanding prior to this offering (on January 19, 2007)	32,426,665	(1)
Common stock being offered for resale to the public	3,529,995	(2)
Common stock outstanding after this offering	34,779,995	(3)
Percentage of common stock outstanding before this offering that shares being registered for resale represent	10.9%

(1) Includes the 1,176,665 restricted shares issued in the private placement completed on September 18, 2005.

(2) Includes both the 1,176,665 restricted shares issued in the private placement completed on September 18, 2005 and the 2,353,330 shares of common stock to be issued upon the exercise of the warrants pursuant to the Subscription Agreements.

(3) Includes the 2,353,330 shares of common stock to be issued upon the exercise of the warrants pursuant to the Subscription Agreements.

Total proceeds raised in the offering: We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $1,765,000 in gross proceeds from the investors under the Subscription Agreements. We may also receive some proceeds if any of the selling shareholders exercise their warrants through cash exercise.

Use of proceeds: Any proceeds we may receive will be used for acquisition of businesses, general corporate purposes and to finance our investment in the Joint Venture Company described above.

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary combined financial information for the periods ended and as of the dates indicated. The historical results are not necessarily indicative of results to be expected in any future period.

You should read the following summary combined financial information in conjunction with the information contained in this prospectus, including “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the combined financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below.

SUMMARY OF OPERATIONS

	Nine months ended September 30		Years ended December 31
	2006 (unaudited)	2005 (unaudited)	2005 (Restated)	2004	2003	2002	2001 (unaudited)
	(USD in thousands, except per share amount)
Total sales	$96,999	$72,071	$89,740	$87,832	$57,306	$44,678	$38,191
Cost of sales	92,487	63,657	81,166	81,613	52,804	41,328	36,012
Selling, general, and administrative expenses	2,156	1,764	2,781	2,317	1,532	1,539	2,468
Income from operations	2,356	6,601	5,793	3,902	2,969	1,811	1,253
Net income	$519	$2,355	$2,740	$915	$1,091	$652	$294
Net income per common share	0.02	0.09	0.09	0.03	0.04	0.02	0.01

FINANCIAL DATA
(USD in thousands, except for the ratio amount)

	As of September 30	As of December 31
	2006	2005	2004	2003	2002	2001
Total assets	$68,794	$58,993	$52,969	$37,432	$33,357	$41,091
Depreciation and amortization	1,230	1,344	1,255	1,013	959	1,560
Current Ratio	0.91	0.96	0.92	0.77	0.84	0.88
Basic weighted average shares outstanding (in thousands)	31,250	31,250	30,260	30,000	30,000	30,000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements. These forward-looking statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in “Risk Factors.” We undertake no obligation to update any of the forward looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

RISK FACTORS

An investment in our common stock being offered for resale by the selling shareholders involves a high degree of risk. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our business

We face substantial competition which, among other things, may lead to price pressure and adversely affect our sales.

In the sale of flat rolled carbon steel and silicon steel, we compete with other market players on the basis of product quality, responsiveness to customer needs and price. There are two types of steel and iron companies in China: State Owned Enterprises (“SOEs”), and privately owned companies.

Criteria for our customers include:

•	Quality;

•	Price/cost competitiveness;

•	System and product performance;

•	Reliability and timeliness of delivery;

•	New product and technology development capability;

•	Excellence and flexibility in operations;

•	Degree of global and local presence;

•	Effectiveness of customer service; and

•	Overall management capability.

We compete with both SOEs and privately owned steel manufacturers. While we believe that our price and quality are superior to other manufacturers, many of our competitors are better capitalized, more experienced, and have deeper ties in the Chinese marketplace. We consider there to be three major competitors of similar size, production capability and product line in the market place: Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant. In addition, with China’s entry into the World Trade Organization and China’s agreements to lift many of the barriers to foreign competition, we believe that competition will increase in the agricultural equipment market in China as a whole with the entry of foreign companies into this market. This may limit our opportunities for growth, lead to price pressure and reduce our profitability. We may not be able to compete favorably and this increased competition may harm our business, our business prospects and results of operations.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we might not be able to maintain our profitability or we may incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	Implement our business model and strategy and adapt and modify them as needed;

•	Increase awareness of our brands, protect our reputation and develop customer loyalty;

•	Manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	Maintain adequate control of our expenses;

•	Anticipate and adapt to changing conditions in the agricultural equipment markets in which we operate as well as the impact of any changes in government regulation;

•	Anticipate mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

Our business, business prospects and results of operations will be affected if we are not successful in addressing any or all of these risks and difficulties.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise additional capital from outside sources. We believe that in order to grow our company further, we intend to seize opportunities in Chinese SOEs’ privatization and set up strategic joint ventures with these SOEs. That will require us to obtain additional financing through capital markets. In the future we may be unable to obtain the necessary financing on a timely basis and on favorable terms, and our failure to do so may weaken our financial position, reduce our competitiveness, limit our growth and reduce our profitability. Our ability to obtain acceptable financing at any given time may depend on a number of factors, including:

•	Our financial condition and results of operations,

•	The condition of the PRC economy and the agricultural equipment industry in the PRC, and

•	Conditions in relevant financial markets in the U.S., the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage such an expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. It is possible that we may not be able to obtain the required financing under terms that are acceptable to us or hire additional personnel to meet the needs of our expansion.

  Our business, revenues and profitability are dependent on a limited number of large customers.

Our revenue is dependent, in large part, on significant contracts with a limited number of large customers. For the nine months ended September 30, 2006, approximately 31% of our sales were to five customers. We believe that revenue derived from our current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts or the loss of, or significant reduction in purchases by, one or more of our major customers would have the effect of reducing our revenues and profitability.

Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions in China.

We may not be able to pass on to customers the increases in the costs of our raw materials, particularly iron and steel.

The major raw materials that we purchase for production are steel slabs and strip steel. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be impaired by further increases in raw material costs to the extent we are unable to pass those increases to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

The price of steel may decline due to an overproduction by the Chinese steel companies.

According to the survey conducted by China Iron and Steel Association, there are more than 1,500 steel companies in China. Among those, only 15 companies have over 5 million tons of production capacity. Each steel company has its own production plan. The Chinese government posted a new guidance on steel industry to encourage consolidation within the fragmented steel sector to mitigate problems of low-end repetitive production and inefficient use of resources. The current situation of overproduction may not be solved by these measures posted by the Chinese government. If the current state of overproduction continues, our products shipments could decline, our inventory could build up and eventually we may be required to decrease our sales price, which may eventually decrease our profitability.

Because we are a holding company with substantially all of our operations conducted through our subsidiaries, our performance will be affected by the performance of such subsidiaries.

We have no operations independent of those of Daqiuzhuang Metal, and our principal assets are our investments in Daqiuzhuang Metal. As a result, we are dependent upon the performance of Daqiuzhuang Metal and we will be subject to the financial, business and other factors affecting Daqiuzhuang Metal as well as general economic and financial conditions. As substantially all of our operations are and will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are and will be held by operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the claims of our stockholders only after all of the our and our subsidiaries’ liabilities and obligations have been paid in full.

We depend on bank financing for our working capital needs.

We have various financing facilities amounting to approximately US$36 millions, of which all are due on demand or within one year. So far, we have not experienced any difficulties in repaying such financing facilities. However, we may in the future encounter difficulties to repay or refinance such loans on time and may face severe difficulties in our operations and financial position.

We have a potential US $2.3 million liability in connection with the put right granted in the private placement closed in September 2005.

According to contract terms, the investors have a one-time right to require us to repurchase 1,176,665 shares of our common stock on March 18, 2007 (the “Repurchase Date”) at a price of $1.95 per share. The investors cannot exercise such put right before or after the Repurchase Date, but only on that day. After the Repurchase Date, the put right will expire. To exercise such one time put right, the investors are required to give us a notice 60 day prior to the Repurchase Date. Pursuant to the terms of this put option, we may be required to repay the stock with an amount up to $2,294,497. In case of exercise of this put right, we intend to pay this amount from our existing cash position. In case we are not be able to raise such funds in time or on acceptable terms, we may need to operate with a reduced cash flow.

Risks Related to Operating Our Business in China

We face the risk that changes in the policies of the Chinese government could have significant impact upon the business we may be able to conduct in China and the profitability of such business.

The economy of China is at a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, the Chinese government may significantly alter such policies, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

The PRC laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation, we could be subject to sanctions. In addition, any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Our subsidiaries and we are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. Such restructuring may not be effective or result in similar or other difficulties. We may be subject to sanctions, including fines, and could be required to restructure our operations. As a result of these substantial uncertainties, there is a risk that we may be found in violation of any current or future PRC laws or regulations.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

All of our operations are conducted in the PRC and all of our revenues are generated from sales to businesses operating in the PRC. Although the PRC economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for agricultural equipment. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and in turn reduce our results of operations and our productivity.

In China, farmers are key consumers for agricultural vehicles. The consumption is closely related to the economic developments in different regions and areas. With the continuous development of rural economy in central and western China, there is increasing demand for agricultural vehicles. In addition, the implementation of the “Go West” strategy and China’s entry into the World Trade Organization have prodded the government to increase investment in the agricultural sector in central and western China. China’s western areas will become a high growth market for agricultural vehicles. However the new government policies may as well bring competition to this market. More steel companies may turn their focus to the agricultural sector which will increase the supply of steel products used for agricultural vehicles. This new competition may force us to lower our product price or reduce the production volume.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, China’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated increases in interest rates by the central bank will likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

If relations between the United States and China worsen, our stock price may decrease and we may experience difficulties accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could impact the market price of our common stock and our ability to access US capital markets.

The Chinese Government could change its policies toward private enterprises, which could result in the total loss of our investments in China.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese Government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese Government may not continue to pursue these policies or may alter them to our detriment from time to time. Conducting our business might become more difficult or costly due to changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises. In addition, nationalization or expropriation could result in the total loss of our investments in China.

Our business, results of operations and overall profitability are linked to the economic, political and social conditions in China.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese Government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese Government. In addition, the Chinese Government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese Government’s involvement in the economy may affect our business operations, results of operations and our financial condition.

Governmental control of currency conversion may cause the value of your investment in our common stock to decrease.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may cause the value of your investment in our common stock to decrease.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, our cash flows, revenues and financial condition will be affected by any significant revaluation of the Renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, if the Renminbi appreciates against the U.S. dollar, the Renminbi equivalent of the US dollar we convert would be reduced. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has affected our business. However, there have been indications that the PRC government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. In July 2005, the PRC government revalued the Renminbi by 2.1% against the U.S. dollar, moving from Renminbi 8.28 to Renminbi 8.11 per dollar. Because of the pegging of the Renminbi to the U.S. dollar is loosened, we anticipate that the value of the Renminbi will appreciate against the dollar with the consequences discussed above.

We are subject to environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China. We may incur substantial costs or liabilities in connection with these requirements. Additionally, these regulations may become stricter, which will increase our costs of compliance in a manner that could reduce our overall profitability. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a significant expense linked to the conduct of our business.

Because the Chinese legal system is not fully developed, our legal protections may be limited.

The PRC legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, the PRC has not developed a fully integrated legal system and the array of new laws and regulations may not be sufficient to cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, published government policies and internal rules may have retroactive effects and, in some cases, the policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later. The laws of the PRC govern our contractual arrangements with our affiliated entities. The enforcement of these contracts and the interpretation of the laws governing these relationships are subject to uncertainty. For the above reasons, legal compliance in China may be more difficult or expensive.

Risks Related to Our Common Stock

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 96% of our common stock. Mr. Yu, Zuo Sheng our major shareholder, beneficially owns approximately 76.5% of our common stock. Mr. Yu can effectively control us and his interests may differ from other stockholders.

Because our principal assets are located outside of the United States and most of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or enforce U.S. court judgments against us or them in the PRC.

Among all of our directors only one director resides in the United States. In addition, Daqiuzhuang, our operating subsidiary, is located in China and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. and the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

There is only a limited trading market for our common stock.

Our common stock is now listed on the over-the-counter Bulletin Board. There is currently limited trading market for our common stock and we do not know if any trading market will ever develop. You may be unable to sell your shares due to the absence of a trading market.

In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser’s written consent prior to the sale. We are currently subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. During the period(s) that our stock trades below $5.00 per share, as it currently does, trading in our common stock is subject to the requirements of the “penny stock” rules. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any “penny stock” transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of General Steel’s common stock could be severely limited by these regulatory requirements.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other steel makers, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.

In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

THIS OFFERING

Common stock outstanding prior to this offering (on January 19, 2007)	32,426,665	(1)
Common stock being offered for resale to the public	3,529,995	(2)
Common stock outstanding after this offering	34,779,995	(3)
Percentage of common stock outstanding before this offering that shares being registered for resale represent	10.9%

(1) Includes the 1,176,665 restricted shares issued in the private placement completed on September 18, 2005.

(2) Includes both the 1,176,665 restricted shares issued in the private placement completed on September 18, 2005 and the 2,353,330 shares of common stock to be issued upon the exercise of the warrants pursuant to the Subscription Agreements.

(3) Includes the 2,353,330 shares of common stock to be issued upon the exercise of the warrants pursuant to the Subscription Agreements.

Total proceeds raised in the offering:

We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $1,765,000 in gross proceeds from the investors under the Subscription Agreements. We may also receive some proceeds if any of the selling shareholders exercise their warrants through cash exercise.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placements. We will not receive any proceeds from the resale of our common stock under this offering.

We may also receive proceeds from the issuance of shares of common stocks to the subscribers if they exercise their warrants through a cash exercise. If each of the warrants is exercised through a cash exercise at an exercise price of US $2.50 per share or US $5.00 per share, we estimate that we may receive up to an additional US $5,883,325 or US $11,766,650, respectively.

We intend to use the net proceeds from this offering, if any, in financing part of the joint venture with Baotou Steel and general corporate purposes. We may identify other acquisitions in the near future and may need to raise additional funds. There is no assurance that any of our future acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

SELLING  SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below.

When we refer to “selling shareholders” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The shares of common stock being offered by the selling shareholders were acquired from us in the private placement that was completed on September 18, 2005. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-1 with respect to the resale of the common stock from time to time by the selling shareholders who are deemed to be underwriters to the extent they sell Registrable Securities pursuant to this prospectus. None of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

 Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled “Percentage of common stock owned after the offering.” We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Shareholders

Name and address of selling shareholder	Securities Owned prior to this offering	Number of shares of common	Number of shares of common stock issuable upon exercise of the Warrants	Total number of securities being registered	Percentage of share capital to be owned by each selling shareholder after the offering (1)(2)	Number of shares of common stock to be owned by each selling shareholder after the offering (1)(2)
Matlin Patterson Global
Opportunities Partners II L.P. (3)
520 Madison Avenue, New York, NY 10022-4213	2,209,083	736,361	1,472,722	2,209,083	0%	0

Matlin Patterson Global Opportunities Partners (Caymans) II L.P. (3)
520 Madison Avenue, New York, NY 10022-4213	790,917	263,639	527,278	790,917	0%	0

Yuji Komiya
Momoi 3-10-1, Apt.#301,Suginami-ku, Tokyo, 167-0034, Japan	99,999	33,333	66,666	99,999	0%	0

John Yoo
530 E. 76th Street, Apt.15-G, New York, NY 10021, USA	99,999	33,333	66,666	99,999	0%	0

Zayd International Limited (4)
c/o Messrs. Fong & Ng, Solicitors,Suite 1101, 11th Floor,9 Queen’s Road Central, Hong Kong SAR	210,000	70,000	140,000	210,000	0%	0

Robertson Investments Limited (5)
Mr. Robert Caldwell, c/o Messrs. Fong & Ng, Solicitors,Suite 1101, 11th Floor,9 Queen’s Road Central, Hong Kong SAR	19,998	6,666	13,332	19,998	0%	0

Jun Ren
12 Oakwood Way,West Windsor, NJ 08550, USA C/O Messrs. Fong & Ng, Solicitors, Suite	39,999	13,333	26,666	39,999	0%	0

Yun Qian Xie
11 Brookside Circle,Chappaqua, NY 10514, USA	60,000	20,000	40,000	60,000	0%	0

Totals	3,529,995	1,176,665	2,353,330	3,529,995	0%	0

(1) Percentages based on 32,426,665 shares of our common stock outstanding as of January 19, 2007.

(2) Assumes that each named selling shareholder sells all of the shares of common stock it holds (including the shares it will hold pursuant to the exercise of warrants, as applicable) that are covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of common stock (or actual percentage of the class of common stock) that will be held by any selling shareholder upon completion of the offering.

(3) Mark Patterson is the Chairman of Matlin Patterson Asset Management LLC, which manages Matlin Patterson Global Opportunities Partners L.P. As a result, Mark Patterson shares beneficial ownership with Matlin Patterson Opportunities Partners II L.P. and Matlin Patterson Global Opportunities Partners (Caymans) II L.P.

(4)   Marisa Chearavanont shares beneficial ownership with Zayd International Limited.

(5)   Robert Caldwell shares beneficial ownership with Robertson Investments Limited.

OUR RECENT PRIVATE PLACEMENT

EXEMPTION FROM REGISTRATION. As described under “Prospectus Summary - About Our Recent Private Placement”, we issued in connection with our private placement shares of our common stock, in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”).

PURCHASE PRICE. Our common stock was offered at a price of $1.50 per share

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENTS. The Subscription Agreements provide that our company shall file with the Commission a registration statement registering the shares of common stock issued in connection with the private placement (the “Registrable Securities”) for unrestricted distribution and public resale by the holders of such Registrable Securities, namely a total of 3,529,995 shares of common stock.

WARRANTS ISSUED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENTS. Each investor was given two identical warrants with each share purchased, granting the warrant holders the right to purchase in the aggregate up to a maximum additional 2,353,330 shares of our common stock. Each warrant entitles its holder to one share of our common stock upon exercise. The warrants may be exercised on or before the second anniversary date, namely, on or before September 18, 2007 at 5:00 p.m., at an exercise price of $2.50 per share or after the second anniversary date but on or before the third anniversary date, namely, on or before September 18, 2008, at 5:00 p.m. at an exercise price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in our capital stock structure.

INDEMNIFICATION. We have agreed to indemnify the selling shareholders from all liability and losses resulting from any misrepresentations or breaches made by our company in connection with the Subscription Agreements, other related agreements, or the registration statement. The selling shareholders have agreed to indemnify us from all liability and losses resulting from any misrepresentations furnished by such selling shareholder in writing to us specifically for use in such registration statement or prospectus to the extent of the net proceeds actually received by the selling shareholder from the sale of Registrable Securities.

PUT RIGHT. Pursuant to a put right granted to the investors, the investors may request us to repurchase part or all of the 1,176,665 shares of our common stock on March 18, 2007 (the “Repurchase Date”) at a per share price of $1.95 per share. If an investor would elect to put the shares back to us on the Repurchase Date, such investor must notify us 60 days before the Repurchase Date. The put right is only available to those investors who entered into the Subscription Agreements with us and is not transferable to any subsequent purchasers of these shares of common stock.   In addition, the put right does not require the investors to return the warrants they received in this private placement.

DEMAND REGISTRATION. At any time and from time to time on or after the date of the Subscription Agreements, the holder of a majority of the Registrable Securities may make a request for the registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Such request for a Demand Registration must specify the number of shares of Registrable Securities proposed to be sold and must also specify the intended method of disposition thereof.

PIGGY-BACK REGISTRATION. If at any time, we propose to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities convertible or exchangeable into equity securities, for our own account or our shareholders for their own account other than a registration statement (i) on Form S-4 or S-8 (or any substitute or successor form that may be adopted by the Commission), or (ii) filed in connection with any employee stock option or other benefit plan, then we shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event no later than 30 days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in the such offering, the intended method(s) of distribution, and the name of the proposed manager underwriter(s), if any, of the offering; and (y) offer the holders of Registrable Securities in such notice the opportunity to register such number of shares of Registrable Securities as such holder may request in writing within 15 days following receipt of such notice (a “Piggy Back Registration”). We shall cause such Registrable Securities to be included in such registration and shall use our best efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

SHELF REGISTRATION. Any holder of Registrable Securities may at any time request in writing that we register the resale of any or all of such Registrable Securities on Form S-3 (or any similar short-form registration which may be available at such time) for an offering to be made on a continuous basis. Upon receipt of such written request, we will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from us; provided, however, that we shall not be obligated to effect any such registration pursuant to this section if (i) Form SB-3 is not available for such offering; (ii) the holders propose to effect an underwritten offering, (iii) the holders propose to sell Registrable Securities at an anticipated aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000, or (iv) we shall furnish to the holders a certificate signed by our Chief Executive Officer stating that in the good faith judgment of the Board, it would be materially detrimental to us or our shareholders for such Form SB-3 registration to be effected at such time, in which event we shall have the right to defer the filing of the Form SB-3 registration statement for a period of not more than 60 days after receipt of the request of the holder or holders under this Section, provided, however, that in the event that we elect to exercise such right with respect to any registration, it shall not have the right to exercise such right again prior to the date which is ten months after the date on which the registration statement relating to such deferred registration is declared effective. We shall use our best efforts to maintain each registration statement under this section effective until the Registrable Securities covered thereby have been sold. Registrations effected pursuant to this section shall not be counted as “Demand Registrations”.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

Because each of selling shareholders is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

THE SELLING STOCKHOLDERS WILL PAY ALL COMMISSIONS, TRANSFER TAXES AND OTHER EXPENSES ASSOCIATED WITH THEIR SALES. THE SHARES OFFERED HEREBY ARE BEING REGISTERED PURSUANT TO OUR CONTRACTUAL OBLIGATIONS, AND WE HAVE AGREED TO PAY THE EXPENSES OF THE PREPARATION OF THIS PROSPECTUS.

DIVIDEND POLICY

Our board of directors currently does not intend to declare dividends or make any other distributions to our shareholders. Any determination to pay dividends in the future will be at our board’s discretion and will depend upon our results of operations, financial condition and prospects as well as other factors deemed relevant by our board of directors.

MANAGEMENT

Directors and executive officers

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. Our executive officers are elected annually by the board of directors. Our directors serve one-year terms until their successors are elected. The executive officers serve one year terms or until their death, resignation or removal by the board of directors. Other than described below, there are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The executive officers are all full time employees of General Steel Holdings, Inc.

The directors and executive officers of General Steel Holdings, Inc. are as follows:

Name	Age	Position	Date of appointment
Yu, Zuo Sheng	41	Director / President and Chief Executive Officer, Chairman of the Board of Directors	10/14/04
Warner, Ross	42	Independent Director	8/24/05
Wong, John	39	Independent Director	8/24/05
Tian, Lian Hui	65	Independent Director	12/20/05
Chen, John	34	Director / Chief Financial Officer	3/07/05
Wang, Guo Dong	65	Director	3/07/05
Zhao, Sheng Guo	46	Director / Chief Engineer	3/07/05
Han, Wen Chun	41	Plant Controller	10/14/04
Liu, Yu Wen	34	Manager of Sales and Purchase Department	10/14/04
Yu, Zuo Yan	39	Manager of Production Department	10/14/04
Su, Xiao Gang	41	Manager of the Human Resources Department	3/07/05

Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. Each director’s term of office is one year.

  Audit Committee

Our audit committee consists of John Wong, Ross Warner and Tian, Lian Hui. Mr. John Wong is the chairman of the audit committee. Since the audit committee was still in the process of its formation during 2005 and the first nine months of 2006, our board of directors performed the duties of the audit committee. The audit committee held four meetings during fiscal year 2006.

The primary responsibilities of the audit committee are to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements. Additionally, the audit committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to our board of directors the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs audit and non-audit services provided to us by our independent auditors, considers conflicts of interest involving executive officers or board members. Our board of directors has determined that Mr. Wong is an “audit committee financial expert” as defined by the SEC, and that each member of the audit committee is independent.

None of the following ever occurred to any of our directors and officers.

(1)   Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)   Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)   Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)   Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Family relationships

Mr. LIU, Yu Wen is Mr. YU, Zuo Sheng’s brother in-law, Mr. YU, Zuo Yan is Mr. YU, Zuo Sheng’s brother.

  Biographical information

Mr. YU, Zuo Sheng, President, Chief Executive Officer and Chairman , joined us in August 2000 and became a Director in August 2000. From April 1986 to February 1992, he was President of Daqiuzhuang Metal Sheets Factory, Tianjin, China. From February 1992 to December 1999, he was General Manager of Sheng Da Industrial Company, Tianjin, China. From November 1999 to March 2001, he was President and Chairman of Board of Directors of Sheng Da Machinery Manufactory, Tianjin, China. Since February 2001, he is President and Chairman of Board of Directors of Beijing Wendlar Investment Management Group, Beijing, China. Since March 2001, he is President and Chairman of Board of Directors of Baotou Sheng Da Steel Pipe Limited, Inner Mongolia, China and Chairman of Board of Directors of Sheng Da Steel and Iron mill, Hebei province, China. Since April 2001, he is President and Chairman of Sheng Da Industrial Park Real Estate Development Limited. Since December 2001, Mr. Yu is President and Chairman of Beijing Shou Lun Real Estate Development Company, Beijing, China.

Mr. Yu graduated in 1985 graduated from Sciences and Engineering Institute, Tianjin, China. In July 1994, he received Bachelor degree from Institute of Business Management for Officers. Mr. Yu received the title of “Senior Economist” from the Committee of Science and Technology of Tianjin City in 1994. In July 1997, he received a MBA degree from the Graduate School of Tianjin Party University. In April 2003, Mr. YU, Zuo Sheng held a position as a member of China’s APEC (Asia Pacific Economic Co-operation) Development Council.

Mr. John Chen, Director and Chief Financial Officer . Mr. John Chen joined us in May 2004. He is the Chief Financial Officer and a Director. From August 1997 to July 2003 , he was senior accountant at Moore Stephens Wurth Frazer and Torbet, LLP, Los Angeles, California, USA. He graduated from Norman Bethune University of Medical Science, Changchun city, Jilin province, China in September 1992. He received B.S. degree in accounting from California State Polytechnic University, Pomona, California, USA in July 1997.

Mr. WANG, Guo Dong, Director. Mr. Wang joined us in May 2003. He has been the Chief Technical Officer and a Director April 4, 2006. From January 1982 to May 2003, he was professor at Northeast University, Shenyang City, Liaoning province, China. From October 1968 to October 1978, he was the engineer of Anshan Iron and Steel Company, in Anshan City, Liaoning province, China. He received a Master’s Degree in Engineering from Beijing Iron and Steel Research Institute, Beijing, China, in September 1982. He also received a Bachelor’s Degree in Engineering from Northeast University, Shenyang, China in September 1966.

Mr. ZHAO, Sheng Guo, Director and Chief Engineer. Mr. Zhao joined us in March 2003. He is the Chief Engineer and a Director. From June 1995 to June 2003, he was the CTO of Beijing Capital Steel Plate Mill. From March 1988 to June 1995, he was chief engineer of Beijing Capital Steel Plate Mill. From March 1983 to March 1988, he was engineer of Beijing Special Steel Metal sheet Mill. He received MBA Degree from Northeast University, Shenyang city, Liaoning province, China, in August 2001. He graduated from Beijing Steel Institute in Beijing, China in 1982.

Mr. HAN, Wen Chun, Plant Controller. Mr. Han joined us in October 2000. He is the plant controller. From June 1989 to October 2000, he was the manager of Accounting Department of Sheng Da Industrial Company.

Mr. LIU, Yu Wen, Manager of Sales and Purchase Department. Ms. Liu joined us in August 2000. He is the head of the Sales and Purchase Department. From October 1991 to August 2000, he was office manager of Daqiuzhuang Metal Sheet Company, Daqiuzhuang, Tianjin, China. Since August 2000, he is office manager of Daqiuzhuang Metal Sheet Company Limited. In July 1991, he graduated from Jinghai Adult High School, Tianjin, China. He is brother in-law of Mr. Yu, Zuo Sheng.

Mr. YU, Zuo Yan, Manager of Production Department. Mr. Yu joined us in May, 2000. He is the manager of the Production Department. From July 1989 to May 2000, he was manager of steel pipe workshop of Daqiuzhuang Steel Pipe Company. From August 1986 to May 1989, he was the technician of Daqiuzhuang Steel Pipe Company. He graduated from Tianjin Polytechnic Institute in August 1986. He is brother of Mr. Yu, Zuo Sheng.

Mr. John Wong, Director. Mr. Wong was elected as the independent director in August 2005. From June 2003 to present, he is the managing partner of Vantage & Associates. From January 2000 to March 2003, he was the director at Deloitte Touche Corporate Finance, Shanghai. From July 1998 to December 1999, he was director of Amrex Capitals. From July 1996 to June 1998, he worked as senior audit manager at Ernest & Young, Hong Kong. Mr. Wong graduated from Melbourne University in 1989. He obtained Independent Directorship Certificate in 2002.

Mr. Ross Warner, Director. Mr. Warner was elected as the independent director in August 2005. From July 2003 to present, he was the Chief of Operations at OCDF. From July 2002 to June 2003, he was the country manager for English First in charge of China and Vietnam. From April 2001 to July 2002, he was the non-technical training manager at TTI-China. From July 1998 to December 2000, he worked as the consultant at Info Technology Group, Inc.-Beijing Office. Mr. Ross Warner obtained the master degree from Thunderbird University.

Mr. TIAN, Lian Hui, Director. Mr. Tian was elected as the independent director in December 2005. He has held the position of Chairman of COCIM since 1995. COCIM is a software company which designs and implements Office Automation Software, such as ERP system for businesses. He has been the head of the Research Institute of Ministry of Electronic Industry. Mr. Tian has also led several national projects including the design of computer information system for Baoshan Steel. Mr. Tian, 64, graduated from Northeast University with a Masters Degree in Automation Control.

Mr. SU, Xiao Gang, Manager of the Human Resources Department . Mr. Su joined us in March 2005. He is the manager of the Human Resources Department. From July 2002 to March 2005, he was the deputy general manager of Beijing Wendlar Group. From July 1998 to June 2002, he was the general manager of Tianjin Shengda packaging Co., Ltd. He graduated from Tianjin Institute of Economic Management in 1996.

Indemnification

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Executive Compensation

The following table sets forth certain information concerning the compensation paid to our chief executive officer and our other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE
Long-term compensation
Awards
Securities
		Annual compensation			Restricted	underlying	Payouts
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other annual compensation ($) (e)	stock award(s) ($) (f)	options/ SARs (#) (g)	LTIP payouts ($) (h)	All other compensation ($) (i)
Yu, Zuo Sheng Chief Executive Officer	2005	RMB 600,000 (approximately USD 73,320)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 600,000 (approximately USD 72,600)	N/A	N/A	N/A	N/A	N/A	N/A

	2003	RMB 600,000 (approximately USD 72,600)	N/A	N/A	N/A	N/A	N/A	N/A

John Chen Chief Financial Officer	2005	RMB 120,000 (approximately USD 14,664)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 70,000 (approximately USD 8,470	N/A	N/A	N/A	N/A	N/A	N/A

	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Han, Wen Chun Plant Controller	2005	RMB 96,000 (approximately USD 11,731)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

	2003	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

Su, Xiao Gang Manager of Human Resources	2005	RMB 96,000 (approximately USD 11,731)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

	2003	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

Wang, Guo Dong Chief Technical Officer	2005	RMB 120,000 (approximately USD 14,664)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 120,000 (approximately USD 14,520)	N/A	N/A	N/A	N/A	N/A	N/A

	2003	RMB 70,000 (approximately USD 8,470)	N/A	N/A	N/A	N/A	N/A	N/A

Zhao, Sheng Guo Chief Engineer	2005	RMB 96,000 (approximately USD 11,731)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

	2003	RMB 34,200 (approximately USD 4,138)	N/A	N/A	N/A	N/A	N/A	N/A

Liu, Yu Wen Manager of Sales Department	2005	RMB 96,000 (approximately USD 11,731)	N/A	N/A	N/A	N/A	N/A	N/A

	2004	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

	2003	RMB 45,600 (approximately USD 5,518)	N/A	N/A	N/A	N/A	N/A	N/A

Director Compensation

None of our directors has received any compensation for their services rendered as our directors during fiscal years 2005 and 2006.

Code of Ethics and Business Conduct

Our Code of Ethics and Business Conduct is available on our website at the following address: http://www.gshi-steel.com/gshi-steel/codeofethics.pdf. Our Code of Ethics and Business Conduct provides information:

•	To guide employees so that their business conduct is consistent with our ethical standards; and

•	To improve the understanding of our ethical standards among our customers, suppliers and others.

Our Code of Ethics and Business Conduct may also be obtained free of charge by contacting our Chief Financial Officer, John Chen at john@gshi-steel.com or by phone: 86-10-58797346

Certain Relationships and Related Transactions

Since we have extra cash reserve and wanted to earn more than just the bank interest, we lent money to Yang Pu Automotive Investment Limited, a related party, at 7% interest for better utilization of our assets. Accordingly, Yang Pu Automotive Investment Limited issued on November 15, 2005 a note to us in the amount of RMB 24,000,000, translating to $2,976,000, for one year with an interest rate at 7% and due at maturity. Yang Pu Capital Automotive is a company that invests in real estate development and a variety of other businesses and the purpose of this loan is for its working capital needs and ordinary course of investment activities. Yang Pu Automotive Investment Limited is 100% indirectly owned by Mr. YU Zuo Sheng, our Chairman and Chief Executive Officer.

We received a cash advance from Golden Glister and we have not entered into any loan agreement with respect to this amount. We did carry a $990,000 balance as of December 31, 2004, but subsequently paid it off in February 2005, and borrowed $1,000,000 again on July 13, 2005, which was repaid by us during the period between December 2005 and April 2006. We used the amount advanced from Golden Glister to pay for professional fees including legal and accounting fees and investors relation charges. Currently we do not owe any money to Golden Glister. Golden Glister Holdings Limited is incorporated in the territory of the British Virgin Islands which Mr. YU Zuo Sheng is the majority shareholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of common stock as of January 19, 2007, by:

•	Each person known to us to own beneficially more than 5%, in the aggregate, of the outstanding shares of our common stock;

•	Each of our directors;

•	Each of our Chairman and Chief Executive Officer and our other four most highly compensated executive officers; and

•	All of our executive officers and directors as a group.

The number of shares beneficially owned and the percent of shares outstanding are based on 32,426,665 shares outstanding as of January 19, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Name and address	Principal Position Held	Shares Owned	Percentage
Matlin Patterson Global Opportunities Partners II L.P. (1) 520 Madison Avenue, New York, NY 10022-4213	Not applicable	2,209,083	6.81%

Yu, Zuo Sheng C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	President and Chief Executive Officer and Chairman	23,929,500	73.7%

Chen, John C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Director and Chief Financial Officer	150,000	*

Zhao, Sheng Guo C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Director and Chief Engineer	50,000	*

Warner, Ross C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Director	10,000	*

Wong, John C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Director	10,000	*

Tian, Lian Hui C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Director	0	*

Wang, Guo Dong C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Director	0	*

Han, Wen Chun C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Plant Controller	150,000	*

Su, Xiao Gang C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Manager of Human Resources	80,000	*

Liu, Yu Wen C/o General Steel Holdings, Inc. Kuntai International Mansion Building, Suite 2315 Yi No. 12 Chaoyangmenwai Avenue Chaoyang District, Beijing 100020	Manager of Sales Department	100,000	*

Directors & Executive Officers as Group		26,668,583	82.2%

(1)   Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act securities and includes securities that are convertible into common stock at the owner’s option within 60 days.

* indicates percentages that are below 1%.

Principal Accounting Fees and Services.

Our board of directors has reappointed Moore Stephens Wurth Frazer and Torbet, LLP as our independent auditors for the year ended December 31, 2005.

Public Accountants’ Fees

	2005	2004
Audit fees	$180,000	$203,000
Audit related fees	$-	$-
Tax fees	$7,000	$7,000
All other fees	$-	$-

Audit fees were for professional services rendered by Moore Stephens Wurth Frazer and Torbet, LLP during 2005 and 2004 years for the audit of our annual financial statements and the review of our financial statements included in our quarterly reports on form 10-QSB and services that are normally provided by Moore Stephens Wurth Frazer and Torbet, LLP in connection with the statutory and regulatory filings. Tax fees involved the preparation of our consolidated tax returns.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. The historical results are not necessarily indicative of results to be expected in any future period.

You should read the following summary combined financial information in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the combined financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below.

SUMMARY OF OPERATIONS

	Nine months ended September 30		Years ended December 31
	2006 (unaudited)	2005 (unaudited)	2005 (Restated)	2004	2003	2002	2001 (unaudited)
	(USD in thousands, except per share amount)
Total sales	$96,999	$72,021	$89,740	$87,832	$57,306	$44,678	$38,191
Cost of sales	92,487	63,657	81,166	81,613	52,804	41,328	36,012
Selling, general, and administrative expenses	2,156	1,764	2,781	2,317	1,532	1,539	2,468
Income from operations	2,356	6,601	5,793	3,902	2,969	1,811	1,253
Net income	$519	$2,355	$2,740	$915	$1,091	$652	$294
Net income per common share	0.02	0.09	0.09	0.03	0.04	0.02	0.01

FINANCIAL DATA
(USD in thousands, except the ratio amount)

	As of September 30	As of December 31
	2006	2005	2004	2003	2002	2001
Total assets	$68,794	$58,993	$52,969	$37,432	$33,357	$41,091
Depreciation and amortization	1,230	1,344	1,255	1,013	959	1,560
Current Ratio	0.91	0.96	0.92	0.77	0.84	0.88
Basic weighted average shares outstanding (in thousands)	31,250	31,250	30,260	30,000	30,000	30,000

Supplemental Financial Data
(USD in thousands except per share amount)

SUMMARY OF	2006			2005				2004
OPERATIONS	1st Qtr.	2nd Qtr.	3rd Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total sales	$20,643	$29,398	$46,958	$20,699	$25,290	$26,032	$17,719	$14,263	$20,227	$23,791	$29,551
Cost of sales	19,274	27,808	45,404	18,829	21,448	23,380	17,509	13,170	19,206	20,608	28,629
SG&A	742	808	606	653	587	523	1,018	415	356	444	1,102
Interest expense	486	603	442	442	445	462	556	301	252	420	599
Net income	252	87	180	306	1,266	1,157	491	154	184	539	38
Net income per common share	$0.008	$0.004	$0.006	$0.01	$0.04	$0.04	$0.01	$0.005	$0.006	$0.02	$0.001
FINANCIAL DATA
Total assets	$66,345	$69,295	$68,794	$66,345	$60,211	$60,722	$58,993	$54,183	$59,321	$50,024	$52,969
Depreciation and amortization	347	349	534	380	296	330	338	257	300	383	315
Current ratio	0.91	0.9	0.91	0.95	0.99	1.03	0.94	0.87	0.9	0.9	0.92
Basic weighted average shares outstanding (in thousands)	31,250	31,250	31,250	31,250	31,250	31,250	31,250	30,000	30,000	30,000	31,060

DESCRIPTION OF SHARE CAPITAL

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended to date, and our by-laws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. As of January 19, 2007, there were 32,426,665 shares of common stock issued and outstanding.

Common stock

The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

Warrants

Each investor in our September 2005 private placement was given two identical warrants with each share purchased, granting the warrant holders the right to purchase in the aggregate up to a maximum additional 2,353,330 shares of our common stock. Each warrant entitles its holder to one share of our common stock upon exercise. The warrants can be exercised on or before the second anniversary date, namely, on or before September 18, 2007 at 5:00 p.m., at an exercise price of $2.50 per share or after the second anniversary date but on or before the third anniversary date, namely, on or before September 18, 2008, at 5:00 p.m. at an exercise price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in our capital stock structure.

Put Right

Pursuant to a put right granted to the investors in the September 2005 private placement, the investors may request us to repurchase part or all of the 1,176,665 shares of our common stock on March 18, 2007 (the “Repurchase Date”) at a per share price of $1.95 per share. If an investor would elect to put the shares back to us on the Repurchase Date, such investor must notify us 60 days before the Repurchase Date. The put right is only available to those investors who entered into the Subscription Agreements with us and is not transferable to any subsequent purchasers of these shares of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements:

 The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains forward-looking statements. General Steel Holdings, Inc. is referred to herein as “we” or “our.” The words or phrases “would be,” “will allow,” “expect to”, “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” or similar expressions are intended to identify forward-looking statements. Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations; and (d) whether we are able to successfully fulfill our primary requirements for cash which are explained below under “Liquidity and Capital Resources. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Overview

Following the acquisition of ownership in General Steel Investment Co., Ltd. in October 2004, we have shifted our main business focus to general steel products and steel manufacturing. As our core-operating unit, Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (“ Daqiuzhuang Metal”) started its operation in 1988. Daqiuzhuang Metal ‘s core business is the manufacturing of high quality hot-rolled carbon and silicon steel sheets which are mainly used in the production of tractors, agricultural vehicles, shipping containers and in other specialty markets.

Daqiuzhuang Metal uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process slabs into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x 0.75 to 2.0 mm (thickness). Limited size adjustments can be made to meet order requirements. “Qiu Steel” is the registered name for our products.

Daqiuzhuang Metal currently has ten steel sheet production lines processing approximately 400,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining an approximately 50% market share of all hot-rolled steel sheets used in the production of agricultural vehicles in China, out of which 150,000 tons of production capacity were added since mid-March 2006.

We have recently signed a joint venture agreement (the “Joint Venture Agreement”) with Baotou Iron and Steel Group (“Baotou Steel”), to form Baotou Steel - General Steel Special Steel Joint Venture Company Limited, a limited liability company formed under the laws of the People’s Republic of China (the “Joint Venture Company”). The Joint Venture Company has not been launched and is not operational yet.

The total investment in the Joint Venture Company may be up to US$ 30,000,000, with an anticipated registered capital of approximately US$ 24,000,000. Pursuant to the Joint Venture Agreement, Baotou Steel will contribute land, existing equipment, materials and existing business whereas General Steel Investment and Daqiuzhuang Metal will each contribute cash capital to the Joint Venture Company. The completion of this transaction is subject to the provision to both General Steel Investment and Daqiuzhuang Metal by Baotou Steel of relevant financial statements and an independent appraisal of the assets to be contributed to the Joint Venture Company, which have not been produced thus far. In addition, China’s State Assets Supervision and Administration Committee will need to assign an independent appraisal firm to perform an appraisal of the assets contributed by Baotou Steel. At this time, we are still waiting for the Chinese government to appoint an appraisal firm to complete the appraisal and the evaluation process of the joint venture project. As a result, at this moment we are not in a position to determine the amount of cash capital General Steel Investment and Daqiuzhuang Metal will be required to contribute to the Joint Venture Company. We are working to encourage relevant parties to provide the requisite documentation and initiate the needed procedures. However, if the relevant documents cannot be produced and the required procedures will not be initiated within a reasonable amount of time, we are prepared to terminate the Joint Venture Agreement.

On September 18, 2005, we entered into a certain Subscription Agreements with certain investors and sold an aggregate of 1,176,665 shares of our common stock, in a private placement under Rule 506 under the Securities Act at a purchase price of $1.50 per share. Under this private placement, we raised $1,765,000 in the aggregate, with a net proceeds of $ 1,606,150 after deducting $158,850 paid for commissions.

Results of Operations

Our results of operations are largely dependent on the level of general economic activity in China. Economic forecasts indicate continued fast pace growth in China in 2006. As a result, the consumption of our steel products is expected to remain at a high level. We believe that we have successfully positioned ourselves within the Chinese agricultural vehicle market. As this market continues to demonstrate increased demand for steel, we remain focused on building our leadership position by enhancing the quality of our products and expanding our production capacity.

The price of steel products in China reached its peak in April 2005 and took a slide throughout the rest of the year. The drop in steel price was mainly attributable to the overproduction by the Chinese steel companies. We have our own advantages as we operate in a special niche market which serves the agricultural businesses. We haven’t been seriously affected by the same problem of overproduction as the rest of the Chinese steel market has. However, we do believe that the highly competitive market will exist throughout 2006, with pressures for shipment volumes and prices. In view of that, we will continue to focus on cost control and new market development.

Our sales revenue mainly comes from the sale of metal sheets in different specifications and steel scrap generated in the cutting process. Our cost of sales includes the cost of its primary raw materials, rollers, energy cost, labor cost, the cost of warehousing and handling finished steel products and freight costs.

Net sales and gross profit

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Net sales increased $25 million, 34.68% from $72 million for the nine months ended September 30, 2005 to $97 million for the nine months ended September 30, 2006. Shipments for the nine months ended September 30, 2006 climbed 61% to 229,819 tons from 142,735 tons. Average selling price per ton including sale of scrap for the nine months ended September 30, 2006 decreased to $420 from $500 in the same period of 2005. The decrease in sales price mainly resulted from the overall steel market downturn, but the impact was offset by the increase in sales volume.

Gross profit for the three months ended September 30, 2006 was approximately $1.55 million, a decrease of 41.43% or $1.1 million from $2.65 million for the same period last year. Gross profit margin decreased to 3.3% from 10.2% for the three months ended September 30, 2006 and 2005.

Gross profit for the nine months ended September 30, 2006 was approximately $4.5 million, a decrease of 46% or $3.9 million from $8.4 million for the same period last year. Gross profit margin decreased to 4.7% from 11.6% for the nine months ended September 30, 2006 and 2005.

This decrease in gross profit margin is mainly due to the decrease in average selling price. Since April 2005, the price of steel products has been decreasing globally due to the overall increase in steel supply. The Company must adjust its products’ prices in order to stay competitive in this market. Management expects that the pressure on the selling price will be mitigated in the 4th quarter of 2006 as a result of steel industry consolidation in China and overall increase in demand.

Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

Net sales for the year ended December 31, 2005 were $89.7 million compared to $87.8 million in 2004, representing a 2% increase. Shipments for year ended December 31, 2005 climbed 7% to 203,422 tons from 190,936 tons due to overall increase in productivity and market development. Average selling price per ton including sale of scrap for the years ended December 30, 2005 and 2004 has increased to $479 from $460. The price of our finished products climbed to its peak around $730 in April 2005 and slowly dropped throughout the rest of the year. The overall average selling price in 2005 was still higher than 2004 as a result of good market demand for our steel products. In summary, the main reasons for the increase in sales revenue are due to an increase in selling price and an increase in shipment volume of steel products.

Gross profit for the years ended December 31, 2005 was $8.6 million, an increase of 38% or $2.4 million from $6.2 million for the same period last year. Gross profit margin increased to 9.6% from 7.1% for the years ended December 31, 2005 and 2004. This increase in gross profit margin is mainly due to the increase in both sales volume and selling price outpacing the increase in raw materials price. Since April 2005, the price of steel products has been decreasing globally due to the overall increase in steel supply. We have to adjust our products’ prices in order to stay competitive in this market. The management thinks that the pressure on the selling price will be mitigated in 2006 as a result of steel industry consolidation and overall increase in demand.

Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

Net sales for the year 2004 was $87.8 million, exceeding the previous high of $57.3 million by 35%. Shipments in 2004 climbed 41% to 190,936 tons, due to overall increase in market demand. Average selling price per ton including sale of scrap has increased to $460 from $418 as a combined result of good market demand and change in the mix of products sold with increasing sales volume of silicon steel. In summary, the main reasons for the increase in sales revenue in 2004 was due to an increase in selling price and an increase in demand for steel products due to the good market conditions.

Gross profit for the year ended December 31, 2004 was $6.2 million, an increase of 28% or $1.7 million from $4.5 million for the prior year. This increase in gross profit was mainly due to the increase in both sales volume and selling price outpacing the increase in raw materials price.

Cost of sales

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Overall cost of sales increased to $92.4 million or 45.1% for the nine months ended September 30, 2006 from $63.7 million for the same period of 2005. Cost of sales as percentage of sales increased from 88.3% to 95.3%. Average cost per ton was $402 and $446, respectively for the nine months ended September 30, 2006 and 2005.

 Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

Overall cost of sales slightly decreased to $81.2 million for the years ended December 31, 2005 from $81.6 for 2004. Cost of sales as percentage of sales decreased from 92.9% to 90.4%. Average cost per ton was $434 and $438, respectively for the years ended December 31, 2005 and 2004. Even though the sales volume went up by 7% in 2005 compared to 2004, the decrease in cost of sales was due primarily to the cheaper raw materials price and increase in work efficiency for the years ended December 31, 2005 compared to 2004.

 Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

Overall cost of sales went up to $81.6 million for the year ended December 31, 2004 from $52.8 million for 2003. The increase was the combined effect of both increases in production volume and raw materials price.

However, cost of sales as a percentage of sales increased from 92.1% to 92.9% due primarily to an increase in selling price and conversion costs for the year ended December 31, 2004 compared to 2003.

Selling, General and Administrative Expenses

 Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Selling, general and administrative expenses were $2.16 million for the nine months ended September 30, 2006, compared to $1.76 million for the same period of 2005, a 22.7% increase. A large component of the increase came from the legal and accounting expenses and investor and public relations charges for the public listed company.

 Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

Selling, general and administrative expenses, such as executive compensation, office expenses, legal and accounting charges, travel charges, and various taxes were $2.8 million for the year ended December 31, 2005. It represented a 20% increase from $2.3 for the year ended December 31, 2004. A large component of the increase came from the legal and accounting expenses and investor and public relations charges for the public listed company.

Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

Selling, general and administrative expenses, such as executive compensation, office expenses, legal and accounting charges, travel charges, and various taxes were $2.3 million, it represented a 34% increase from $1.5 million for the year ended December 31, 2003. A large component of the increase came from the legal and accounting charges due to our reverse merger between American Construction Company and General Steel Investment Co., Ltd. And our attempt to acquire the rolling mill equipment from a bankrupted Canadian steel maker, the Stelco Plate Company Ltd.

Other income (expense)

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Interest expense was $1.88 million for the nine months ended September 30, 2006, a 39.3% increase compared to $1.35 million for the same period in 2005. This increase was because the outstanding bank loans increased to $31.5 million from $26.2 million as of September 30, 2006 and 2005, respectively. This increase in debt borrowing was mainly used for the working capital needs at Daqiuzhuang Metal.

Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

Other income (expense) for the year ended December 31, 2005 consisted mainly of finance charges and interest income. Interest expense was $1.8 million for the year ended December 31, 2005 representing a $0.2 million year over year increase. Outstanding bank loans increased to $27.1 million from $25.7 million as of December 31, 2005 and 2004, respectively. This increase in debt borrowing is mainly driven by management’s decision to increase the working capital for the current operation.

Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

Other income (expense) for the year ended December 31, 2004 consisted mainly of finance and interest charges of $1.6 million, a $0.9 million increase from 2003. Outstanding bank loans increased to $25.7 million from $13.8 million as of December 31, 2004 and 2003, respectively. The increase in debt borrowing is mainly driven by the management’s decision to pay more in advance payments and deposits to suppliers to ensure stable raw materials supply and to lock in discounted prices.

Income taxes

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

The Company did not carry on any business and did not maintain any branch office in the United States during the nine months ended September 30, 2006 and 2005. Therefore, no provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Company has been made.

Pursuant to the relevant laws and regulations in the People’s Republic of China, Daqiuzhuang Metal, as a foreign owned enterprise in the People’s Republic of China, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year. The Company has been approved for this tax benefit and will be exempt from income tax for the years ended December 31, 2005 and 2006 and 50% income tax reduction for the years ended December 31, 2007, 2008 and 2009.

Fiscal years ended December 31, 2005, 2004 and 2003

We did not carry on any business and did not maintain a branch office in the United States during the years ended December 31, 2005, 2004 and 2003. Therefore, no provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Company has been made.

Pursuant to the relevant laws and regulations in the People’s Republic of China, Daqiuzhuang Metal, as a foreign owned enterprise in the People’s Republic of China, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year. We have been approved for this tax benefit and will be exempt from income tax for the years ended December 31, 2005 and 2006 and 50% income tax reduction for the years ended December 31, 2007, 2008 and 2009.

We have been accruing the income tax every quarter as required by the local tax administrative agencies. Having obtained the approval notice from local tax administrative agency by the end of March 2006, we have decided to reverse the accruals for 2005 income taxes and add them back to the net income.

Our effective state and local income tax rate was 33% for the years ended December 31, 2004 and 2003. Income tax expense was $906,277 for the year ended December 31, 2004, up from $767,431 in 2003 due to higher pretax income.

Liquidity and capital resources

Due to the strong market demand for our products, we increased production capacity by adding four new production lines. we plan to maintain a higher-than-average debt to equity ratio to better position itself in this fast growing market. The bank loans are considered short term for the purpose of the preparation of the financial statements because they are renewable with the banks every year. Due to the recent joint venture agreement with Baotou Iron and Steel (Group) Co., Ltd., we are reserving cash for the first 30% of its capital contribution, approximately $3.7 million, which needs to be paid when the business license for the joint venture is issued. Cash balance including restricted cash amounted to $6.9 million and $11.6 million as of September 30, 2006 and 2005, and $11.4 million, $9.1 million and $3.7 million for the years ended December 31, 2005, 2004 and 2003 .

Accounts Receivable

Accounts receivable were $11.07 million as of September 30, 2006 compared to $993,417 at December 31, 2005. We previously collected deposits from our customers in advance. This increase in accounts receivable is mainly due to a change in the company’s collection approach. Starting in the second quarter of 2006, we have gone with a different collection methodology. As opposed to receiving deposits from its customers, we have extended credit sales to our major customers. We now have four new production lines in operation. The management is now taking measures to secure the existing customer base and attract new customers. One of the approaches is to extend credit sales to our major customers and distributors as incentives for buying our products. Extending credit to our major customers and distributors is also in line with a growing industrial trend in this competitive market. Our top four customers constitute 54% of our total accounts receivable balance as of September 30, 2006.

We recognize the revenue when we ship out products and passed the titles of the products to our customers and distributors.  We have increased production capacity since April this year. To enhance sales, we extended more short term credits to our customers and distributors with good reputations and long term business relationship by offering them a one-month period to pay for the purchase in arrear. Based on our experience, these accounts were normally collected within one month. We have not experienced any bad debt in these accounts. Also we review our accounts receivable on a regular basis to determine if the bad debt allowance is adequant and adjusts the allowance amount if needed. We believe that accounts receibale is collectible. Therefore we have not provided any allowance for our accounts receivable balance.  In addition, the accounts receivable balance in the fourth quarter has been decreasing since most of our customers are paying us back.

Operating activities

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Net cash used in operating activities for the nine months ended September 30, 2006 was $7.53 million compared to $4.86 million provided by operating activities in the same period last year. This change was mainly due to increases in accounts receivable and inventory. Accounts receivable increased by $9.9 million compared to December 31, 2005. The increase is due to the credit sales we extended to our major customers and distributors as incentives starting from the second quarter of 2006. As the new production lines are now in full operation, approximately 13,000 tons of additional products are now being produced monthly. Finished goods inventories have increased and the sales department has, since the beginning of second quarter, established 3 provincial sales offices to help increase sales and reduce these inventories. The finished goods inventory value on September 30, 2006 was 29,597 tons compared to 20,726 tons at December 31, 2005. The value of finished goods inventories also increased to $12.1 million as of September 30, 2006 from $8.01 million as of December 31, 2005.

Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

Net cash provided by operating activities for the years ended December 31, 2005 was $10.0 million compared with $6.9 million used in operating activities for 2004. Our net income before minority interest was $4.1 million for the years ended December 31, 2005, a $2.7 million or 198% increase compared with last year. More customer deposits, less inventory and less advances on inventory purchases became the major factors of this increase in cash generated by operating activities.

Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

Net cash used in operating activities for the year ended December 31, 2004 was $6.9 million compared with $1.6 million for 2003 primarily due to the increase in inventories and purchase deposits to suppliers. Concerned by the steady increase in raw material price, the management decided to pay suppliers more in advance payments and deposits to obtain the raw materials at discounted prices.

Investing activities

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Net cash used in investing activities was $1.02 million for the nine months ended September 30, 2006 compared to $0.08 million provided by investing activities in the same period last year. The cash has been spent on the construction of the new plant.

Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

Net cash used in investing activities was $7.9 million for the years ended December 31, 2005 compared with $1.2 million provided by investing activities for the years ended December 31, 2004. This change mainly resulted from the increase in notes receivable and equipment purchases. Our customers usually pay for our products with promissory notes issued by the banks which in turn can be used like cash by us to pay for our purchases. We were also building four more production lines next to the existing facility. This construction has been completed as of the statement date. We spent $4.2 million on construction in progress.

Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

Net cash provided by investing activities was $1.2 million for the year ended December 31, 2004 compared with $4.9 million used in investing activities for the year ended December 31, 2003. This change resulted from an increase in collections on notes receivable and a decrease in equipment purchases due to the completion of our plant facility construction.

Financing activities

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Net cash provided by financing activities was $3.81 million for the nine months ended September 30, 2006 compared to $1.10 million used in investing activities in the same period last year. The Company signed a borrowing agreement with Shenzhen Development Bank to borrow $5,064,000 in the first quarter. The proceeds were mainly used to pay for inventory purchases and the construction of the new plant.

Fiscal year ended December 31, 2005 compared to Fiscal year ended December 31, 2004

We issued 1,176,665 shares of redeemable stock in a private placement round on September 18, 2005. The stock was issued at $1.50 per share with put rights for us to purchase the shares back at $1.95, eighteen month after the closing date. Under this private offering, we raised total of $1,765,000 which will be used to pay for the special steel joint venture with Baotou Steel. This is the main reason attributable to the net cash provided by financing activities.

  Fiscal year ended December 31, 2004 compared to Fiscal year ended December 31, 2003

We signed two new agreements with Shanghai Pufa Bank and China Merchants Bank to borrow $6,050,000 from each. The proceeds were used to pay for inventory purchases due to the reason noted under “OTHER INCOME (EXPENSE).”

Certain Relationships and Related Transactions.

Since we have extra cash reserve and wanted to earn more than just the bank interest, we lent money to Yang Pu Automotive Investment Limited, a related party, at 7% interest for better utilization of our assets. Accordingly, Yang Pu Automotive Investment Limited issued on November 15, 2005 a note to us in the amount of RMB 24,000,000, translating to $2,976,000, for one year with an interest rate at 7% and due at maturity. Yang Pu Capital Automotive is a company that invests in real estate development and a variety of other businesses and the purpose of this loan is for its working capital needs and ordinary course of investment activities. Yang Pu Automotive Investment Limited is 100% indirectly owned by Mr. YU Zuo Sheng, our Chairman and Chief Executive Officer.

 We received a cash advance from Golden Glister and we have not entered into any loan agreement with respect to this amount. We did carry a $990,000 balance as of December 31, 2004, but subsequently paid it off in February 2005, and borrowed $1,000,000 again on July 13, 2005, which was repaid by us during the period of December 2005 and April 2006. We used the amount advanced from Golden Glister to pay for professional fees including legal and accounting fees and investors relation charges. Currently we do not owe any money to Golden Glister. Golden Glister Holdings Limited is incorporated in the territory of the British Virgin Islands which our Chief Executive Officer, YU Zuo Sheng, is the majority shareholder.

Yang Pu Automotive Investment Limited is 100% indirectly owned by Mr. YU Zuo Sheng, our Chairman and Chief Executive Officer. Yang Pu Capital Automotive is a company that invests in real estate development and a variety of other businesses and the money borrowed by Yang Pu Automotive Investment Limited was used in their working capital needs and ordinary course of investment activities.

Compliance with environmental laws and regulations

Based on the equipment, technologies and measures adopted, the Company is not considered a high-pollution factory in China. The production process does not need much water and produces only a minimal amount of chemical pollution. The Company uses gas-fired reheat furnaces recommended by the State Environmental Protection Agency to heat raw materials and semi-finished products.

In 2005, the Daqiuzhuang County ordered an environmental clean-up campaign and required harmless waste water discharge. In order to meet these requirements, the Company invested $94,190 to remodel its industrial water recycling system to reduce new water consumption and industrial water discharge.

This wastewater recycling system is able to process 350 tons of wastewater daily. The Company can realize approximately $10,000 savings per year using this system.

As for the remodeling of gas furnace and desulphurization of discharged gas, the local government has not posted any control measures currently and the Company has no plans to proceed with this remodeling until such time regulations are mandated. The Company believes that future costs relating to environmental compliance will not have a materially adverse effect on the Company’s financial position. There is always the possibility, however, that unforeseen changes, such as new laws or enforcement policies, could result in materially adverse costs.

Impact of inflation

We are subject to commodity price risks arising from price fluctuations in the market prices of the raw materials. We have generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions driven by the overall economic conditions in China. We manage our price risks through productivity improvements and cost-containment measures. We do not believe that inflation risk is material to our business or our financial position, results of operations or cash flows.

Off-balance sheet arrangements

There are currently no off-balance sheet arrangements.

Outlook for 2006

We expect better results in the fourth quarter of 2006 as average overall market prices improve compared to the first nine months of 2006. We also expect solid sales contribution as its three newly established provincial sales offices and six new distributors gain traction in their respective markets.

Critical Accounting Policies

Management’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 2 to our consolidated financial statements, “Summary of Significant Accounting Policies.” Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes.

Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Inventories

We record reserves against our inventory to provide for estimated obsolete or unsalable inventory based on assumptions about future demand for its products and market conditions. If future demand and market conditions are less favorable than management’s assumptions, additional reserve could be required. Likewise, favorable future demand and market conditions could positively impact future operating results if previously reserved for inventory is sold.

Accounting Standards

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 . The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions , is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. Our adoption of SFAS No. 153 is not expected to have a material impact on our financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of this Interpretation is not expected to have a material effect on our consolidated financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. We do not expect that the adoption of SFAS No. 154 will have a material impact on our results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, “Determining the Amortization Period for Leasehold Improvements” (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements’ useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB’s ratification, which was on June 29, 2005. We do not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. We are currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on our financial position or results of operations.

Contractual obligations and commercial commitments

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2006, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payment due by period
Contractual obligations	Total	Less than 1 year	1-3 years		3-5 years
	Dollars amounts in thousands
Bank loans (1)	$31,548.7	$31,548.7	$		$
Notes payable	5,519.8	5,519.8
Deposits due to sales representatives	1,833.2	1,833.2
Land lease obligations (2)	507.3	5.3		10.5		491.5
Redeemable stock	2,065.1	2,065.1
Total	$41,452	$40972.1		$10.5		$469.4

(1) Bank loans in China are due on demand or normally within one year. These loans can be renewed with the banks. This amount includes estimated interest payments as well as debt maturities.

(2) Land lease obligations consist primarily of land lease agreements for our plant No. 3. According to the agreement, the total lease amount for the land is $1,021,333 and we have already paid $514,020 in advance as of September 30, 2006.

Outstanding bank loans

We have several Renminbi-denominated revolving credit facilities with banks in China, including Bank of China, Agricultural Bank of China, China Construction Bank, Shanghai Pudong Development Bank and China Merchants Bank. All of the facilities are short-term loans repayable within one year. The lending banks may increase, reduce and/or cancel the facilities by its sole discretion and may accelerate the repayment date upon our default.

When the maturity of a loan is approaching, we will prepare necessary documents and file applications two months prior to the maturity date and pay off the due amounts with new loans. The interest rate will change by a certain percentage at refinancing. Based on our credit history and healthy financial position along the years, our loans have never been revoked by any bank so far. Our management pays close attention to any changes in the loan amounts, current ratio and interest rate. Moreover, our management would actively pursue other financing channels such as issuance of new stocks and convertible bonds in case the short-term nature of our loans restricted our financial needs.

As of December 31, 2005, the outstanding loan balance under the Bank of China facility was RMB9 million ($1,116,000), at an interest rate of 6.138% per annum. This facility is secured by Daqiuzhuang Metal’s equipment and property.

As of December 31, 2005, the outstanding loan balances under the Agricultural Bank of China facilities were RMB81.2 million ($10,068,800), at various interest rates ranging from 6.975% to 7.533% per annum. These facilities are guaranteed by an unrelated party and secured by DQ Metal’s property and equipment.

As of December 31, 2005, the outstanding loan balances under the China Construction Bank facilities were RMB13.5 million ($1,674,000), at an interest rate of 7.4604% per annum. These facilities are secured by Daqiuzhuang Metal’s properties.

As of December 31, 2005, the outstanding loan balances under the Shanghai Pudong Development Bank facilities were RMB50 million ($6.2 million), at various interest rates ranging from 6.417 % to 6.696%. These facilities are guaranteed by an unrelated third party.

As of December 31, 2005, the outstanding loan balances under the China Merchants Bank facilities were RMB65 million ($8.06 million), at various interest rates ranging from 5.859% to 5.86%. These facilities are guaranteed by an unrelated third party.

We will maintain our current indebtness position and manage to refinance all credit facilities at the end of their terms. Thus far, we have not experienced any difficulties repaying such financing facilities.

Advances from Golden Glister

We received a cash advance from Golden Glister and we have not entered into any loan agreement with respect to this amount. We did carry a $990,000 balance as of December 31, 2004, but subsequently paid it off in February 2005, and borrowed $1,000,000 again on July 13, 2005, which was repaid by us during the period of December 2005 and April 2006. We used the amount advanced from Golden Glister to pay for professional fees including legal and accounting fees and investors relation charges. Currently we do not owe any money to Golden Glister. Golden Glister Holdings Limited is incorporated in the territory of the British Virgin Islands which our Chief Executive Officer, Yu Zuo Sheng, is the majority shareholder. Therefore, we are not including the amount we received from Golden Glister, which we have repaid, in the tabular presentation of the contractual obligations.

BUSINESS

  While we intend to operate our business as described in this prospectus, we are a company with a limited operating history. Our experience and changes in market conditions and other factors outside our control may require us to alter our methods of conducting our business.

Overview

Our company was initially incorporated as “American Construction Company” (“ACC”) on August 5, 2002 in the State of Nevada for the purpose of commencing a business of general construction contracting.

On October 14, 2004, ACC, Northwest Steel Company, a wholly-owned Nevada subsidiary of ACC (“Merger Sub”), and General Steel Investment Co., Ltd., a British Virgin Islands company (“General Steel Investment”) entered into an Agreement and Plan of Merger pursuant to which ACC acquired General Steel Investment, and its 70% ownership in its subsidiary Tianjin Daqiuzhuang Metal Sheet Co., Ltd., a PRC company of limited liability (“ Daqiuzhuang Metal”) in exchange for shares of ACC’s common stock.

                Effective March 7, 2005, ACC changed its name to “General Steel Holdings, Inc.”

Daqiuzhuang Metal started its operation in 1988 and was corporatized under its current form on August 18, 2000 in Jinghai County, Tianjin City, Hebei Province, China. Daqiuzhuang Metal is a Sino-foreign joint venture with an operating term that will expire on June 24, 2024, at which point we expect to file a request for an extension of the term permitted under the then applicable laws. General Steel owns approximately 70% of the share capital of Daqiuzhuang Metal. A description of the owners of the remaining approximately 30% of the share capital of Daqiuzhuang Metal is set forth in the Business Section of this prospectus.

Daqiuzhuang Metal’s core business is the manufacturing of high quality hot-rolled carbon and silicon steel sheets which are mainly used in the production of tractors, agricultural vehicles, shipping containers and in other specialty markets. Daqiuzhuang Metal uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process slabs into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x 0.75 to 2.0 mm (thickness). Limited size adjustments can be made to meet order requirements. “Qiu Steel” is the registered name for our products.

Daqiuzhuang Metal currently has ten steel sheet production lines processing approximately 400,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining an approximately 50% market share of all hot-rolled steel sheets used in the production of agricultural vehicles in China, out of which 150,000 tons of production capacity were added since mid-March 2006.

On May 16, 2004, General Steel Investment purchased approximately 70% equity interest in Daqiuzhuang Metal for the amount of 55.45 million RMB or approximately $6,709,450. Daqiuzhuang Metal received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004. The remaining 29.87% owners of Daqiuzhuang Metal are as follows:

Name	Ownership Percentage
Inner Mongolia Trading Material Co., Ltd.	7.57%
Inner Mongolia Jin Xin Economic and Trading Co., Ltd.	7.57%
Tangshan Tian Yuan Co., Ltd.	3.78%
Zibo Zhoucun Jin Zhou Supply Materials Co., Ltd.	1.51%
Qufu Erqing Industrial Supply and Sales Co., Ltd.	1.51%
Gansu Baosheng Co., Ltd.	1.51%
Dezhou Hexi Machinery Co., Ltd.	1.51%
Linyi Guilong Supply Materials Co., Ltd.	1.51%
Gaomi Xinfeng Supply Materials Co., Ltd.	1.26%
Lanzhou Northern Petrochem Metal Material Co., Ltd.	1.26%
Kunming Erqing Industrial Supply and Sales Co., Ltd.	0.88%
Total	29.87%

Marketing and Customers

Hot rolled carbon and silicon steel sheets are semi-finished products. We sell our products primarily to distributors, service centers, or manufacturers. Our products are primarily used by domestic manufacturers of economy agricultural vehicles: small, motorized, 3-wheel vehicles with a payload from 1,650 to 4,400 lbs. (750 to 2,000 kgs), retailing between 1,200 and 1,800 USD (10,000 - 15,000 RMB).

These inexpensive agriculture vehicles are targeted to the low income farming populations in the rural areas of China. International non-government organizations estimate that approximately 80% of China’s population of 1.3 billion people is comprised of low-income rural farmers.

Based on the production and sales figures supplied by our customers producing economy agricultural vehicles, we estimates that we supply approximately 50% of this industry’s nationwide demand for hot-rolled steel products.

Our marketing efforts are mainly directed toward those customers who have exacting requirements for on-time delivery, customer support and product quality. We believe that our enhanced product quality and delivery capabilities, and our emphasis on customer support and product planning, are critical factors in our ability to serve this segment of the market.

Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2005, approximately 37% of our sales were to five customers and approximately 9% of sales were to one customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue.

We currently sell our products through the following nineteen distributors:

Shandong Liaocheng Xinda Steel Products Co., Ltd.	Henan Yuanyang Jinxin Metal Sheet Co., Ltd.

Jiangsu Xuzhou Hengye Metal Sheet Co., Ltd.	Zhejiang Wenzhou Jianlong Steel Co., Ltd.

Shandong Zibo Zhoucun Jinzhou Supply Materials Co., Ltd.	Jiangsu Wuxi Dazhuang Supply Materials Co., Ltd.

Qinghai Xining Zhenning Supply Materials Co., Ltd.	Shandong Jining Tonghui Commercial Trading Co., Ltd.

Shandong GaomiXinfeng Supply Materials Co., Ltd.	Jiangsu Nantong Zhongtie Economic Trading and Development Co., Ltd.

Jiangsu Zongshen Motorcycle Manufacturing Co., Ltd.	Tianjin Beihua Industrial Trading Co., Ltd.

Shandong Boxing County Boyuan Supply Materials Co., Ltd.	Jiangsu Yancheng Dinghua Supply Materials Co., Ltd.

Shandong Qufu Erqing Industrial Supply and Sales Co., Ltd.	Henan Changge Stone Supply Materials Co., Ltd.

Tianjin Yufeng Supply Materials Co., Ltd	LiFengJiang

Tianjin Beichen District Zhiyuan Metal Materials Co., Ltd.

Upon inception of business, each distributor pays 500,000 RMB, that is, approximately $60,500 deposit to our Company. Distributors must submit a monthly sales plan for each calendar year. Distributors are required to have a minimum annual order requirement of 5,000 tons. Distributors who do not meet this quota are penalized based on a certain percentage of the difference between the minimum requirement and their actual sales. Thus far, we have not experienced such a problem with any of its distributors and hence did not have to enforce any penalty. All of the orders by the distributors are paid in full by cash payment. Distributors place orders thirty days prior to delivery and pay in full upon or before delivery.

About our products

Principal Products

We produce hot rolled carbon and silicon steel sheets. The sizes of sheets are roughly 2,000 mm (width) x 1,000 mm (length) x 0.75 to 2.0 mm (thickness). Limited size adjustments are possible to meet specific order requirements.

“Qiu Steel” is the registered trademark under which our Company sells its products. Our logo has been registered with the China National Trademark Bureau under No. 586433. “Qiu Steel” is registered under the GB 912-89 national quality standard, and certified under the National Quality Assurance program.

Our Company was awarded the “Excellent Quality Product” award by the Tianjin Products Technical Quality Assurance Bureau in 2001, and the “Famous Trade Mark Award” by the Tianjin Commerce Bureau in 2002.

From 2004 to 2005, overall Company’s sales volume increased by 7% from 190,936 tons in 2004 to 203,422 tons in 2005.

Raw Materials

We mainly purchase two types of raw materials from our suppliers, namely, slabs and steel strip. We purchase raw materials from several local steel manufacturers and distributors including but not limited to Tianjin Rong Steel Co., Ltd., Tianjin Ren Ai Steel Co., Ltd., Tianjin Hengying Commercial Trading Co., Ltd., etc.

Our recent strategic alliance

General Steel Investment and Daqiuzhuang Metal signed on September 28, 2005, a joint venture agreement (the “Joint Venture Agreement”) with Baotou Iron & Steel Group (Group) Co., Ltd. (“Baotou Steel”), to form Baotou Steel - General Steel Special Steel Joint Venture Company Limited, a limited liability company formed under the laws of the People’s Republic of China (the “Joint Venture Company”). The Joint Venture Company is expected to play an important role in the Company’s expansion. Currently the Joint Venture Company has not been established yet and therefore our current performance does not depend on it. The non-approval of the Joint Venture Company by the Chinese government will not have a negative impact on our current performance and will not prevent us from pursuing other business partners and expansion opportunities.

Purpose

The purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve our product quality, production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company is expected to have a capacity of producing 600,000 of specialty steel products a year.

Products

The products of the Joint Venture Company will be special steel, which is expected to be sold in both domestic and international market.

Capital Contributions

The total investment in the Joint Venture Company may be up to US$ 30,000,000, with an anticipated registered capital of approximately US$ 24,000,000. Pursuant to the Joint Venture Agreement, Baotou Steel will contribute land, existing equipment, materials and existing business whereas General Steel Investment and Daqiuzhuang Metal will each contribute cash capital to the Joint Venture Company. The completion of this transaction is subject to the provision to both General Steel Investment and Daqiuzhuang Metal by Baotou Steel of relevant financial statements and an independent appraisal of the assets to be contributed to the Joint Venture Company, which have not been produced thus far. In addition, Baotou Steel is a state-owned enterprises, subject to the special Chinese rules. Before it can transfer any of its assets or use its assets and business for a combination or joint venture, Baotou Steel must obtain evaluation and approval from the State Assets Supervision and Administration Committee of China, in addition to other governmental reviews and approvals. Accordingly, China’s State Assets Supervision and Administration Committee will need to assign an independent appraisal firm to perform an appraisal of the assets contributed by Baotou Steel. At this time, we are still waiting for the Chinese government to appoint an appraisal firm to complete the appraisal and the evaluation process of the joint venture project. Since there are no legal rules or guidance provided with respect to the timeframe for such evaluations and approvals, it may take up a long time for such appraisal to occur. At this moment, we cannot provide an estimate as to when the appraisal will occur.

In addition, since the total investment in the joint venture is related to the final appraisal results of the assets to be contributed by Baotou Steel, at this moment we are not in a position to determine the amount of cash capital General Steel Investment and Daqiuzhuang Metal will be required to contribute to the Joint Venture Company. We are working to encourage relevant parties to provide the requisite documentation and initiate the needed procedures. However, if the relevant documents cannot be produced and the required procedures will not be initiated within the next sixteen months from the date of this prospectus, we may choose to terminate the Joint Venture Agreement.

Ownership

Baotou Steel will have a 49% ownership interest, General Steel Investment will have a 31% ownership interest and Daqiuzhuang Metal will have a 20% ownership interest, respectively, in the Joint Venture Company. Because of its ownership of approximately 70% of the share capital of Daqiuzhuang Metal, General Steel Investment will indirectly own 14% of the Joint Venture Company through Daqiuzhuang Metal.

 Directors and Management

Three (3) out of seven (7) members of the board of directors of the Joint Venture Company will be appointed by Baotou Steel, two (2) by General Steel Investment and two (2) by Daqiuzhuang Metal, a subsidiary of the Company. The chairman and the vice chairman will be elected by the board of directors of the Joint Venture Company. Certain major issues will require the unanimous approval of the all directors whereas all other issues will be approved by two thirds of all board members.

The Joint Venture Company will have a management office consisting of one general manager, three vice general managers and one chief financial officer. Baotou Steel will appoint the general manager, General Steel will appoint one vice general manager and Daqiuzhuang Metal will appoint the chief financial officer. Two additional vice general managers will be hired by recommendation of Baotou Steel.

Duration of the Joint Venture Company

The duration of the Joint Venture Company will be 30 years, extendable upon suggestion of one of the parties six months before the expiration date of the Joint Venture Agreement, upon the approval by the board of directors of the Joint Venture Company.

About our recent private placement

On September 18, 2005, we entered into certain subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which we sold an aggregate of 1,176,665 shares of our common stock, in a private placement under Rule 506 under the Securities Act at a purchase price of $1.50 per share.

Each investor was given two warrants with each share purchased, granting the warrant holders the right to purchase in the aggregate up to a maximum additional 2,353,330 shares of our common stock. Each warrant entitles its holder to one share of our common stock upon exercise. The warrants may be exercised on or before the second anniversary date, namely, on or before September 18, 2007 at 5:00 p.m., at an exercise price of $2.50 per share or after the second anniversary date but on or before the third anniversary date, namely, on or before September 18, 2008, at 5:00 p.m. at an exercise price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in our capital stock structure.

Pursuant to a put right granted to the investors, the investors may request us to repurchase part or all of the 1,176,665 shares of our common stock on March 18, 2007 (the “Repurchase Date”) at a per share price of $1.95 per share. If an investor would elect to put the shares back to us on the Repurchase Date, such investor must notify us 60 days before the Repurchase Date. The put right is only available to those investors who entered into the Subscription Agreements with us and is not transferable to any subsequent purchasers of these shares of common stock.   In addition, the put right does not require the investors to return the warrants they received in this private placement.

 Under this private placement, we $1,765,000 in the aggregate, with a net proceeds of $ 1,606,150 after deducting $158,850 paid for commissions.

Description of Property

Our sole manufacturing site and the office buildings are located in the Hebei province, Jinghai county, about 20 miles (45 kilometers) southwest of the Tianjin city center. Our Company is situated on 17.81 acres (7.21 hectares) of land and resides within 320,390 sq. ft. (29,667 sq. m.) of building space. All property is fully owned and has been paid in full. There are no outstanding liens or mortgages on the property owned by our Company.

We own all of our production equipment, which are listed below:

Equipment	Quantity

1,200 mm Rolling machine	6

Gas-fired reheat furnace	6

16mm thick cut to size shearer	5

6mmx 2,500mm cut to size shearer	10

2,200 m3 gas producer	6

Annealing furnace	2

Roller grinder	2

Gas producer	9

Air compressor	6

Flattening machine	2

Straightening machine	2

Overhead cranes	24

Transportation vehicles (10 - 15 tons)	3

Legal proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Regulation

Environmental Regulation

Domestic steel producers, including our Company, are subject to stringent national and local environmental laws and regulations.

Based on the equipment, technologies and measures adopted, we are not considered a high-pollution factory in China. The production process does not need much water and produces only a minimal amount of chemical pollution. We use gas-fired reheat furnaces recommended by the State Environmental Protection Agency to heat our raw materials and semi-finished products.

We do not anticipate any material impact on its future recurring operating costs or profitability as a result of its compliance with current environmental regulations. Moreover, we believe that since all domestic steel producers operate under the same set of environmental regulations, we are under no competitive disadvantage resulting from compliance with such regulations.

Our Chairman and Chief Executive Officer, YU Zuo Sheng, through various companies has been managing and conducting steel manufacturing and related operations for nearly twenty years. We believe that it is currently meeting all operational standards required by the national and local environmental authorities. Pursuant to the Chinese Environmental Protection Act of 1989 and Amendments for Enforcement and Penalty Act of 1999, the Chinese Environmental Protection Agency and its authorized local environmental protection and environmental management agencies have conducted annual on-site inspections of our operations. In each inspection, we have been found to comply with all regulations and practices and has not been assessed any penalty.

In 2005, the Daqiuzhuang County ordered an environmental clean-up campaign and required harmless waste water discharge. In order to meet these requirements, we invested $94,190 to remodel our industrial water recycling system to reduce new water consumption and industrial water discharge. As for the remodeling of gas furnace and desulphurization of discharged gas, the local government has not posted any control measures currently and we have no plans to proceed with this remodeling until such time regulations have been implemented.

Competition

As a privately owned enterprise, we compete with both state owned and privately owned steel manufacturers. Among the manufacturers which produce similar products, Daqiuzhuang Metal Sheet Co., Ltd. has three major competitors of similar size, production capability and product line in the market place: Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant. Comparing with these manufacturers, we are the largest one with ten production lines. This production scale will give us the advantage to absorb the fixed production costs and overhead costs and reduce the raw materials supply cost with bulk purchase. Daqiuzhuang Metal Sheet Co., Ltd. has also developed a nationwide sales network with distributors in most of the regions in China. Daqiuzhuang Metal Sheet Co., Ltd. also competes on the basis of product quality and customer service. Having operated for eighteen years, Daqiuzhuang Metal Sheet Co., Ltd. always emphasizes quality   control and customer satisfaction which helps us build our leadership position in the hot-rolled steel sheet market for agricultural equipment.

Employees
As of January 19, 2007, we had 1,250 employees on a full time basis. We had 900 employees in 2005 and 1,250 in 2006.

MARKET FOR GENERAL STEEL HOLDINGS INC.’S COMMON EQUITY, RELATED
STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Our common stock is listed on the OTC Bulletin Board with the ticker symbol “GSHO.OB.” Information regarding the high and low sales prices for the common stock for each quarter of the last two years is as follows:

HIGH AND LOW STOCK PRICES	1ST QTR	2ND QTR	3RD QTR	4TH QTR
2006
High	2.33	1.95	$1.45	1.25
Low	1.30	1.05	$1.20	1.04
2005
High	$2.25	$1.85	$1.75	$1.73
Low	$0.98	$1.00	$1.21	$1.19
2004
High	N/A	N/A	N/A	$2.50
Low	N/A	N/A	N/A	$1.25

Prior to March 4, 2005, our common stock was traded under the name of American Construction Company with the symbol “ACNS.”

As of January 19, 2007, there were approximately 42 holders of record of our common stock.

LEGAL MATTERS

We are being represented by Baker & McKenzie LLP, New York, New York in connection with this offering. The validity of the common shares and other legal matters in connection with this offering with respect to Nevada law will be passed upon us by Dennis Brovarone, Esq.

EXPERTS

Our audited consolidated financial statements for the three years in the period ended December 31, 2005, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Moore Stephens Wurth Frazer and Torbet, LLP independent auditors, given on that firm’s authority as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Commodity Price Risk and Related Risks

In the normal course of its business, we are exposed to market risk or price fluctuations related to the purchase, production or sale of steel products over which we have little or no control. We do not use any derivative commodity instruments to manage the price risk. Our market risk strategy has generally been to obtain competitive prices for its products and allow operating results to reflect market price movements dictated by supply and demand. Based upon an assumed annual production capacity of 200,000 tons, a $1 change in the annual average price would change annual pre-tax profits by approximately $200,000.

Interest Rate Risk

At December 31, 2005, Our outstanding debts are short-term and bear interest at fixed interest rates and accordingly are not sensitive to changes in interest rates. We do not use swaps or other interest rate protection agreements to hedge this risk.

Foreign Currency Exchange Rate Risk

Our operating unit, Daqiuzhuang Metal, is located in China. The operation purchase, produce and sell all of the steel products domestically. It is subject to the foreign currency exchange rate risk due to the effects of fluctuations in the Chinese Renminbi on revenues and operating cost and existing assets or liabilities. General Steel has not generally used derivative instruments to manage this risk. A 10 percent decrease in the 2005 average Renminbi exchange rate would result in a $457,300 charge to income.

TRANSFER AGENT

Our transfer agent is Pacific Stock Transfer Co. Its address is 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119.

ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of General Steel Holdings, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. We are also subject to the reporting information requirements of the Securities Exchange Act of 1934 and file periodic and current reports and other information with the SEC. You may read and copy the registration statement and such reports and other information at the Public is Reference Room of the Commission at 100 F Street, N.E. Washington, D.C. 20549-7010. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov .

We will mail a copy of our audited Annual Report on Form 10-K along with a proxy statement to our shareholders prior to our annual meeting.

FINANCIAL STATEMENTS

GENERAL STEEL HOLDINGS, INC AND SUBSIDIARIES

(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Steel Holdings, Inc.
(Formerly known as American Construction Company)

We have audited the accompanying consolidated balance sheets of General Steel Holdings, Inc. (Formerly known as American Construction Company) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of three years in the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Steel Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 24, 2006, except as to note 2 which the date
is July 26, 2006

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND 2004

ASSETS

	2005	2004
	(Restated)	(Restated)
CURRENT ASSETS:
Cash	$8,648,373	$5,547,810
Restricted cash	2,735,583	3,597,480
Accounts receivable, net of allowance for doubtful accounts of $1,371 as of December 31, 2005 and December 31, 2004	993,417	523,398
Notes receivable	4,960	374,955
Note receivable - related party	2,976,000	-
Other receivables	109,769	214,905
Inventories	10,730,941	12,826,561
Advances on inventory purchases	10,716,293	13,469,984
Short-term investment	37,200	36,300
Prepaid expenses - current	64,647	-
Total current assets	37,017,183	36,591,393

PLANT AND EQUIPMENT, net	18,213,872	14,100,324

OTHER ASSETS:
Advances on equipment purchases	1,053,169	-
Prepaid expenses - non current	669,460	-
Intangible assets - land use right, net of accumulated amortization	2,039,532	2,277,279
Total other assets	3,762,161	2,277,279

Total assets	$58,993,216	$52,968,996

LIABILITIES AND SHARE HOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$823,760	$293,348
Short term loans - bank	27,118,800	25,748,800
Short term notes payable	5,406,400	6,776,000
Other payables	69,667	400,110
Other payable - related party	980,000	1,011,012
Accrued liabilities	916,957	393,532
Customer deposits	1,276,536	2,009,313
Customer deposits - related party	-	-
Deposits due to sales representatives	1,261,080	1,231,780
Taxes payable	1,682,330	1,879,615
Total current liabilities	39,535,530	39,743,510

SHARES SUBJECT TO MANDATORY REDEMPTION	1,720,875	-

Total liabilities	41,256,405	39,743,510

MINORITY INTEREST	5,387,026	4,015,108

SHAREHOLDERS' EQUITY:
Common Stock, $.001 par value, 75,000,000 shares authorized,
32,426,665 shares issued and outstanding	31,250	31,250
Paid-in-capital	6,871,358	6,871,358
Retained earnings	4,207,236	2,152,976
Statutory reserves	840,753	154,794
Accumulated other comprehensive income	399,188	-
Total shareholders' equity	12,349,785	9,210,378

Total liabilities and shareholders' equity	$58,993,216	$52,968,996

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(Restated)

SALES REVENUE	$89,739,899	$87,831,919	$57,305,601

COST OF SALES	81,165,850	81,613,187	52,804,197

GROSS PROFIT	8,574,049	6,218,732	4,501,404

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,781,070	2,316,699	1,532,033

INCOME FROM OPERATIONS	5,792,979	3,902,033	2,969,371

OTHER (EXPENSES) INCOME , NET	(1,680,842)	(1,616,377)	(643,807)

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	4,112,137	2,285,656	2,325,564

PROVISION FOR INCOME TAXES	-	906,277	767,431

NET INCOME BEFORE MINORITY INTEREST	4,112,137	1,379,379	1,558,133

MINORITY INTEREST	1,371,918	464,381	467,440

NET INCOME	2,740,219	914,998	1,090,693

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	399,188	-	-

COMPREHENSIVE INCOME	$3,139,407	$914,998	$1,090,693

EARNINGS PER SHARE, BASIC AND DILUTED	$0.09	$0.03	$0.04

WEIGHTED AVERAGE NUMBER OF SHARES, restated	31,250,000	30,259,644	30,000,000

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Number of shares	Common stock	Paid-in capital	Statutory reserves	Retained earnings	Stock receivable	Accumulated other comprehensive income	Totals
	(Restated)	(Restated)	(Restated)		(Restated)

BALANCE, January 1, 2003	30,000,000	$30,000	$6,872,433	$-	$302,079	$(10,000)	$-	$7,194,512

Net income					1,090,693			1,090,693

BALANCE, December 31, 2003	30,000,000	$30,000	$6,872,433	$-	$1,392,772	$(10,000)	$-	$8,285,205

Net income					914,998			914,998
Adjustment to statutory reserve				154,794	(154,794)			-
Cash received						10,000		10,000
Stock issued for services	35,000	35	140					175
Reverse acquisition	1,215,000	1,215	(1,215)

BALANCE, December 31, 2004	31,250,000	$31,250	$6,871,358	$154,794	$2,152,976	$-	$-	$9,210,378

Net income					2,740,219			2,740,219
Adjustment to statutory reserve				685,959	(685,959)			-
Foreign currency translation gain							399,188	399,188

BALANCE, December 31, 2005	31,250,000	$31,250	$6,871,358	$840,753	$4,207,236	$-	$399,188	$12,349,785

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(Restated)	(Restated)	(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,740,219	$914,998	$1,090,693
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority Interest	1,371,918	464,380	467,440
Depreciation	1,053,976	968,332	916,003
Amortization	289,938	287,090	96,800
Loss on disposal of equipment	25,992	22,947	-
Stock issued for services	-	175	-
Interest expense accrued on mandatory redeemable stock	114,724	-	-
(Increase) decrease in assets:
Accounts receivable	(451,095)	(67,757)	1,100,324
(Increase) decrease in notes receivable	373,785	813,899	(1,188,854)
Other receivables	108,860	113,366	2,190,150
Other receivables - related parties	-	459,800	-
Inventories	2,378,597	(8,024,646)	(709,723)
Advances on inventory purchases - related party	-	1,021,824	3,237,005
Advances on inventory purchases	3,042,837	(5,638,504)	(6,321,289)
Prepaid expense - current	(63,709)	-	-
Prepaid expense - non-current	(659,742)	-	-
Increase (decrease) in liabilities:
Accounts payable	523,624	(1,085,136)	943,579
Other payables	(364,090)	191,802	-
Other payables - related party	(10,000)	1,011,012	(1,414,526)
	506,214	332,876	(1,086,810)
Customer deposits	(771,235)	1,095,153	(1,700,867)
Taxes payable	(240,347)	223,773	765,098
Net cash provided by (used in) operating activities	9,970,466	(6,894,616)	(1,614,977)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	861,897	(1,501,110)	53,230
Increase in note receivable - related party	(2,932,800)	-	-
Increase in short term investment	-	(24,200)	-
Deposits due to sales representatives	(1,222)	369,050	(364,210)
Advances on equipments purchases	(1,037,881)	-	-
Additions to equipment	(627,941)	(253,426)	(2,681,103)
Additions to construction in progress	(4,169,895)	-	-
Cash proceeds from sale of equipment	8,552	226,158	-
Increase in land use right	-	-	(1,902,902)
Net cash (used in) investing activities	(7,899,290)	(1,183,528)	(4,894,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short term loans - bank	31,967,520	28,072,000	8,845,100
(Payments) on short term loans - bank	(31,246,540)	(16,129,300)	(5,662,800)
Borrowings on short term notes payable	11,266,840	25,071,200	11,072,710
(Payments) on short term notes payable	(12,782,120)	(25,004,650)	(8,881,400)
Cash received on stock issuance	-	10,000	-
Cash received on issuance of mandatory redeemable stock	1,606,151	-	-
Net cash provided by financing activities	811,851	12,019,250	5,373,610

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	217,536	-	-

INCREASE (DECREASE) IN CASH	3,100,563	3,941,106	(1,136,352)

CASH, beginning of year	5,547,810	1,606,704	2,743,056

CASH, end of year	$8,648,373	$5,547,810	$1,606,704

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Background

On March 7, 2005, General Steel Holdings, Inc. (the Company) formally changed its name from American Construction Company to General Steel Holdings, Inc. The Company through its subsidiary in China principally engages in the manufacturing of hot rolled carbon and silicon steel sheets which are mainly used on tractors, agricultural vehicles and in other specialty markets.

The Company was originally established on August 5, 2002 for the purpose of commencing the business of general construction contracting. It is the Company's objective to provide to its customers timely and durable construction of their residential and commercial needs. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada. We established our subsidiary to enter the residential and commercial construction industry in this market.

To accomplish the above objective the founder of our company, Jeff Mabry established American Construction Company (a Nevada company) on August 5, 2002. American Construction Company then established its subsidiary, West Dee Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury.

On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd (General Steel) and Northwest Steel Company, a Nevada corporation, entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel, and it’s 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd (Daqiuzhuang Metal) in exchange for shares of the Company’s common stock, of which 22,040,000 shares are a new issuance by the Company, and 7,960,000 shares are from certain shareholders of the Company, which in aggregate, constitute 96% of the total issued and outstanding shares of the Company.

Under the terms of the Agreement, General Steel will remain a 100% owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a “tax-free" reorganization pursuant to the provisions of Section 351 and 368(a) (1) (A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, as of the closing date of the merger own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares to be issued on outstanding options, warrants and other securities convertible into common stock).

The accounting for these transactions is identical to that resulting from a reverse-acquisition, except that no goodwill or other intangible assets is recorded. Accordingly, the financial statements of General Steel Investment Co., Ltd are the historical financial statements of the Company, formerly the operations of Daqiuzhuang Metal Sheet Co., Ltd.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Background, continued

Based on the Company's Plan of Merger with General Steel Investment Co., Ltd., the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets which are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

Daqiuzhuang Metal Sheet Co., Ltd. was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People’s Republic of China (PRC). The Articles of Corporation provides for a 10 year operating term beginning on August 18, 2000 with registered capital of $ 9,583,200. The Company is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America. There is no discriminatory provision for the minority shareholders and the 30% shareholders will receive their distribution of retained earnings according to their ownership percentage in Daqiuzhuang Metal.

Tianjin Long Yu Trading Material Co., Ltd was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang County; P.R.C. Mr. Yu Zuo Sheng has 90% of ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

During January 2004, upon the board directors’ approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their interests amounting to 70% to Yang Pu Capital Automotive Investment Limited. Yang Pu Capital Automotive Investment Limited is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu Zuo Sheng.

On May 16, 2004, General Steel agreed to purchase Yang Pu’s 70% equity interest in Daqiuzhuang Metal for the amount of RMB 55.45 million or approximately $6,709,450. The entire purchase price is to be paid within one year of the new business license being issued which is June 25, 2004. Due to the common ownership by Mr. Yu Zuo Sheng in both General Steel Investment Co., Ltd and Yang Pu Capital Automotive Investment Limited, General Steel's board of directors by board resolution dated May 16, 2004 has instructed Mr. Yu Zuo Sheng as the 99.9% shareholder of General Steel on behalf of General Steel to remit the total purchase price to Yang Pu from his personal funds. Mr. Yu Zuo Sheng will receive no compensation for completing this transaction nor will General Steel reimburse Mr. Yu Zuo Sheng for the $6,709,450. As of December 31, 2004, Mr. Yu Zuo Sheng has paid the entire purchase price to Yang Pu. Because the entities have essentially the same owner, Mr. Yu Zuo Sheng and the entities are under common control, the transfer of ownership is accounted for at historical costs under guidance of SFAS No. 141. Daqiuzhuang Metal received a new business license for 20-year operating term certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004. At the end of the operating term, upon approval of the Board of Directors, Daqiuzhuang Metal can apply for an operating term extension.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of financial statements

The Company is restating the consolidated financial statements for calendar years 2005, 2004 and 2003 for corrections in accounting which include:

1.
Restating the carry amount of redeemable stock issued in 2005 and amortizing the difference between redemption amount and fair value as interest expense over the 18 month period from issuance date using an implied interest rate in accordance with SFAS 150, The amount originally recorded as liability was discounted at an average market rate with the difference between the discounted amount and the cash received was treated as reduction in paid-in-capital and the difference between discounted amount and redemption value was to be amortized over the 18 months from issuance. In addition, certain disclosures in notes 3 and 18 to the consolidated financial statements are being restated to reflect the correction. The effects of this restatement are as follows:

	December 31,		December 31,
	2005		2005
	Previously
	Reported	Adjustments	Restated
Shares subject to mandatory redemption	$2,115,906	$(395,031)	$1,720,875
Paid-in capital	$6,395,617	$475,741	$6,871,358
Retained Earnings	$4,287,946	$(80,710)	$4,207,236

Consolidated statements of income and other comprehensive income

Other (expenses) income, net	$(1,600,132)	$(80,710)	$(1,680,842)
Net income	$2,820,929	$(80,710)	$2,740,219
Comprehensive income	$3,220,117	$(80,710)	$3,139,407

Consolidated statements of cash flows

Interest expense accrued on
mandatory redeemable stock	$34,014	$(80,710)	$114,724

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of financial statements, continued

2.
Retroactively restating the consolidated statements of shareholders' equity for the years ended 2004 and 2003 to reflect the reverse acquisition as described in note 1 as if it had taken place at the beginning of 2003. The effect of the restatement is as follows:

Consolidated Statements of shareholders' equity

	Number of shares		Common stock		Paid-in capital
	Previously		Previously		Previously
	recorded	Restated	recorded	Restated	recorded	Restated
Balance, Jan 1, 2003	9,175,000	$30,000,000	$10,000	$30,000	$6,892,433	$6,872,433

Balance, Dec 31, 2003	9,175,000	30,000,000	10,000	30,000	6,892,433	6,872,433

Reverse acquisition	22,040,000	1,215,000	21,215	1,215	(21,215)	(1,215)

Balance, Dec 31, 2004	3,125,000	31,250,000	31,250	31,250	6,871,358	6,871,358

3.
Retroactively restating the weighted average number of shares outstanding and earnings per share for 2004 and 2003 to account for the reverse acquisition in note 1 if it had taken place at the beginning of 2003 and the effects of this restatement are as follows:

Consolidated Statements of income and other comprehensive income

	Years ended December 31,
	2004	2004	2003	2003
	Previously		Previously
	Reported	Restated	Reported	Restated
Earnings per share, basic and diluted	$0.07	$0.03	$0.12	$0.04
Weighted average number of shares	13,594,890	30,259,644	9,175,000	30,000,000

4.	Reclassifying Advances on equipment purchases to Other Assets - non-current from current assets on the 2005 balance sheet

5.	Reclassifying certain amounts on the statements of cash flows for 2005, 2004, and 2003 as follows:

a.	Reclassified accrued interest expense accrued on mandatory redeemable stock from financing activities to operating activities

b.	Reclassified notes receivable from investing activities to operating activities since it is related to inventory sales

c.	Separated restricted cash from cash and classified restricted cash in investing activities

d.	Reclassified deposits due to sales representatives and advances on equipment purchases from operating activities to investing activities

6.	Restating borrowings and payments on short term loan - bank and short term notes payable on a gross basis vs. net basis as previously reported

Further, we have added or revised certain disclosures in notes 1, 3, 6, 9, 11, 14, 18, 19, 20, and 21 to provide more detail information and explanations.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of General Steel Holdings, Inc. reflect the activities of the following subsidiaries:

		Pecentage
Subsidiary		Of Ownership
General Steel Investment Co., Ltd.	British Virgin Islands	100.0%
Tianjin Daqiuzhuang Metal Sheet Co., Ltd	P.R.C.	70.0%

The consolidated financial statements have been presented as if the Agreement and Plan of Merger of the subsidiary occurred during the year of 2003 due to common management and ownership.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of General Steel Investment Co., Ltd and Tianjin Daqiuzhuang Metal Sheet Co., Ltd (collectively the "Company"). All material intercompany transactions and balances have been eliminated in the consolidation.

Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Foreign currency translation, continued

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $399,188, $0 and $0 as of December 31, 2005, 2004 and 2003, respectively. The balance sheet amounts with the exception of equity at December 31, 2005 were translated at 8.06 RMB to $1.00 USD as compared to 8.26 RMB at December 31, 2004. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the years ended December 31, 2005, 2004 and 2003 were 8.18 RMB, 8.26 RMB and 8.26 RMB, respectively.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 3% residual value. The depreciation expense for the years ended December 31, 2005, 2004 and 2003 amounted to $1,053,976, $968,332 and $916,003, respectively.

Estimated useful lives of the assets are as follows:

Estimated
Useful Life
Buildings	10-30 years
Machinery and equipment	8-15 years
Other equipment	5-8 years
Transportation equipment	10-15 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to buildings and equipment are capitalized.

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2005, the Company expects these assets to be fully recoverable.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Plant and equipment, net, continued

Plant and equipment consist of the following at December 31:

	2005	2004
Buildings and improvements	$5,391,378	$5,089,350
Transportation equipment	485,699	240,847
Machinery	12,752,995	12,294,697
Construction in progress	4,231,318	-
Totals	22,861,390	17,624,894
Less accumulated depreciation	4,647,518	3,524,570
Totals	$18,213,872	$14,100,324

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People’s Republic of China and Hong Kong. Total cash (including restricted cash balances) in these banks at December 31, 2005 and 2004, amounted to $11,446,120 and $9,256,618, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted Cash

The Company through its bank agreements is required to keep certain amounts on deposit that are subject to withdrawal restrictions and these amounts are $2,735,583 and $3,597,480 as of December 31, 2005 and 2004, respectively.

Inventories

Inventories are stated at the lower of cost or market using weighted average method. Inventories consisted of the followings at December 31,

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Inventories, continued

	2005	2004
Supplies	$1,524,332	$706,737
Raw materials	1,195,022	8,416,473
Finished goods	8,011,587	3,703,351
Totals	$10,730,941	$12,826,561

Inventories consist of supplies, raw materials and finished goods. Raw materials consist primarily of iron and steel used in production. The cost of finished goods included direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production such as assembling, shipping and handling costs are also included in the cost of inventory. No work in process inventory existed at December 31, 2005 and 2004, as all inventory in process was completed and transferred to finished goods prior to the physical inventory count. The Company reviews its inventory annually for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of December 31, 2005 and 2004, the Company has determined that no reserves are necessary.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Intangible assets

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. Daqiuzhuang Metal acquired land use rights during the years ended 2000 and 2003 for a total amount of $2,870,902. The land use right is for 50 years. However, Daqiuzhuang Metal's initial business license had ten-year term. The management elected to amortize the land use rights over the ten-year business term. Daqiuzhuang Metal became a Sino Joint Venture in 2004 as discussed in note 1 and obtained a new business license for twenty years; however, the Company decided to coninue amortizing the land use rights over the original ten-year business term.

As of December 31, 2005, 2004 and 2003, accumulated amortization amounted to $902,550, $593,623 and $306,533. The cost of these rights are being amortized over ten years using the straight-line method.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Intangible Assets, continued

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2005, the Company expects these assets to be fully recoverable.

Total amortization expense for the years ended December 31, 2005, 2004 and 2003, amounted to $289,938, $287,090 and $96,800 respectively.

Shares subject to mandatory redemption

The Company has adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. FAS 150 establish classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of FAS 150 must be classified as liabilities within the Company’s Consolidated Financial Statements and be reported at settlement date value. The provisions of FAS 150 are effective for (1) instruments entered into or modified after May 31, 2003, and (2) pre-existing instruments as of July 1, 2003. In November 2003, through the issuance of FSP 150-3, the FASB indefinitely deferred the effective date of certain provisions of FAS 150, including mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities.

The Company issued new redeemable stock during the quarter ended September 30, 2005. The amount is presented as a liability on balance sheet at the fair market value on the date of issuance plus accrued interest at the balance sheet date, see note 18.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred tax amounts at December 31, 2005 and 2004.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Income taxes, continued

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.

In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Under the Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

The Company’s subsidiary, Daqiuzhuang Metal Sheet Co., Ltd., became a Chinese Sino-foreign equity joint venture at the time of the merger on October 14, 2004 and it became eligible to receive tax benefit. The company has income tax exemption for the years ended December 2005 and 2006 and 50% income tax reduction for the years ended December 31, 2007, 2008 and 2009.

The provision for income taxes for the period ended December 31 consisted of the following:

	2005	2004	2003
Provision for China Income Tax	$-	$823,888	$661,914
Provision for China Local Tax	-	82,389	105,517
Total provision for income taxes	$-	$906,277	$767,431

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Income taxes, continued

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31:

	2005	2004	2003
U.S. Statutory rates	34.0%	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)	(34.0)
China income taxes	-	33.0	33.0
Total provision for income taxes	-%	33.0%	33.0%

The estimated tax savings for the year ended December 31, 2005 amounted to $1,056,377. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.09 to $0.06.

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Taxes payable consisted of the followings:

	2005	2004
VAT taxes payable	$1,290,982	$1,000,259
Income taxes payable	385,510	861,798
Misc taxes	5,838	17,558
Total	$1,682,330	$1,879,615

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements

In March 2004, the FASB issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. Management does not currently believe adoption will have a material impact on the Company’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The Company’s adoption of SFAS No. 151 is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option. Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company’s adoption of SFAS No. 123(R) is not currently expected to have a material impact on the Company’s financial position or results of operations.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements, continued

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company’s first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements, continued

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Earnings Per Share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

Under SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", entities that have issued mandatory redeemable shares of common stock or entered into forward contracts that require physical settlement by repurchase of a fixed number of the issuer’s equity shares of common stock in exchange for cash shall exclude the common shares that are to be redeemed or repurchased in calculating basic and diluted earnings per share. Thus the 1,176,665 shares described in note 17 have been excluded from the earnings per share calculation.

The weighted average number of shares used to calculate EPS for the years ended December 31, 2005 (31,250,000), 2004 (30,259,644) and 2003 (30,000,000) reflect only the shares outstanding for those periods.

Note 5 - Supplemental disclosure of cash flow information

Interest paid amounted to $1,785,558, $1,463,385 and $748,829 for the years ended December 31, 2005, 2004 and 2003, respectively.

Income tax payments amounted to $490,431, $489,800 and $428,117 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 6 - Notes receivable and note receivable - related party

Notes receivable represents trade accounts receivable due from various customers where the customers’ bank has guaranteed the payment of the receivable. This amount is non-interest bearing and is normally paid within three to six months. The Company has the ability to submit their request for payment to the customer’s bank earlier than the scheduled payment date. However, the Company will incur an interest charge and a processing fee when they submit the payment request early. The Company had $4,960 and $374,955 outstanding as of December 31, 2005 and 2004, respectively.

The note receivable from related party represents a note fromYang Pu Automotive Investment Limited for business purpose on November 15, 2005. The note is in the amount of RMB 24,000,000, translated to $2,976,000, for one year with an interest rate at 7% and due at maturity. The Company periodically reviews the financial statements of Yang Pu Automotive Investment Limited to determine its ability to repay the debt.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Prepaid Expenses

Prepaid expenses at December 31, 2005 consisted of the followings:

	Current	Long-term	Total
Rent	$44,640	$262,136	$306,776
Land Use Right	20,007	407,324	427,331
Total	$64,647	$669,460	$734,107

The Company rented a dormitory for its employees during 2005. The rent is for ten years starting on January 1, 2006 at RMB 90,000 per quarter or RMB 360,000 per year. The Company's prepayment at December 31, 2005 amounted to RMB 2,474,000 or $306,776.

The Company also entered into another rental agreement on July 21, 2005 to rent the land use right for its manufacture expansion. The total amount of the rental is RMB 8,067,400 for a period of 50 years starting on September 1, 2005. The Company made a prepayment of RMB 3,500,000 during 2005 and prepaid balance remained at December 31, 2005 amounted to RMB 3,446,217 or $427,331.

Note 8 - Advances on inventory purchases

Advances on inventory purchases are monies deposited or advanced to outside vendors or related parties on future inventory purchases. Due to the high shortage of steel in China, most of the Company’s vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis.

This amount is refundable and bears no interest. The Company has a legal binding contract with their vendors for the guarantee deposit, which is to be returned to the Company at the end of the contract. The inventory is normally delivered within one month after the monies has been advanced. The total outstanding amount was $10,716,293 and $13,469,984 as of December 31, 2005 and 2004, respectively.

Note 9 - Other payable - related party

The Company has a short term loan from Golden Glister Holdings Limited. Golden Glister Holdings Limited is incorporated in the territory of the British Virgin Islands which our president Yu Zuo Sheng is the majority shareholder. The amount was loaned to General Steel Investment Co., Ltd for business operations. The Company had $980,000 and $990,000 outstanding on this loan as of December 31, 2005 and 2004, respectively. This amount is short term bearing no interest and has no due date..

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Short term loans - bank

Short term loans - bank represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $27,118,800 and $25,748,800 short term bank loans with various banks as of December 31, 2005 and 2004, respectively and consisted of the following:

	2005	2004
Loan from China Bank, JingHai Branch, due
November 2006. Monthly interest only payment at
6.138% per annum, secured by equipment
and property	$1,116,000	$1,185,800

Loans from Agriculture Bank, DaQiuZhuang Branch, due
various dates from March to October 2006.
Monthly interest only payments ranging from
from 6.975% to 7.533% per annum, guaranteed by an
unrelated third party and secured by property and
equipment	10,068,800	10,648,000

Loan from Construction Bank of China, JinHai Branch, due
August 15, 2006. Monthly interst only payment at
7.4604% per annum, secured by properties.	1,004,400	1,089,000

Loans from ShangHai PuFa Bank, due various dates from
March to November 2006. Monthly interest only
payments ranging from 6.417% to 6.696% per annum,
guaranteed by an unrelated third party	6,200,000	6,050,000

Loans from China Merchants Bank, due various dates from
June 2006 to September 2006. Quarterly interest only
payments, annual interest rate of 5.859% to 5.86%,
guaranteed by an unrelated third party	8,060,000	6,050,000

Loan from Construction Bank of China, due August 21, 2006.
Monthly interest only payment at 7.4604% per annum,
guaranteed by an unrelated third party	669,600	726,000
Totals	$27,118,800	$25,748,800

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Short term notes payable

Short-term notes payable are lines of credit extended by the banks. When purchasing raw materials, the Company often issues a short term note payable to the vendor. This short term note payable is guaranteed by the bank for its complete face value. The banks usually require the Company to deposit a certain amount of cash deposit at the bank as a guarantee deposit.

The Company has the following short term notes payable outstanding as for December 31, 2005 and 2004:

	2005	2004
China Bank, Jing Hai Branch, various amounts, due
May 2006, restricted cash required of 50% of loan
amount, guaranteed by the Company	$1,438,400	$1,694,000

Agricultural Bank of China, various amounts, due dates
ranging between January and June 2006,
restricted cash required of 50% of loan amount,
guaranteed by the Company and an unrelated
third party	1,488,000	2,057,000

Daqiuzhuang Industrial and Commercial Bank,
restricted cash required of 30% of loan amount,
guaranteed by the Company	-	605,000

ShangHai PuFa Bank, due May 2006, restricted
cash required of 50% of loan balance, guaranteed
by an unrelated third party	2,480,000	2,420,000
Totals	$5,406,400	$6,776,000

Total interest expense for the years ended December 31, 2005, 2004 and 2003 on all debt amounted to $1,719,351, $1,463,385 and $632,957, respectively.

Note 12 - Customer deposits

Customer deposits represent amounts advanced by customers on product orders. The product normally is shipped within six months after receipt of the advance payment and the related sale is recognized in accordance with the Company’s revenue recognition policy. As of December 31, 2005 and 2004, customer deposits amounted to $1,276,536 and $2,009,313, respectively.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Deposits due to sales representatives

The Company has entered into agreements with various entities to act as the Company’s exclusive sales agent in a specified area. These exclusive sales agents must meet certain criteria and are required to deposit a certain amount of money with the Company. In return the sales agents receive exclusive sales rights to a specified area and discounted prices on products they order. These deposits bear no interest and are required to be returned to the sales agent once the agreement has been terminated. The Company had $1,261,080 and $1,231,780 in deposits due to sales representatives outstanding as of December 31, 2005 and 2004, respectively.

Note 14 - Major customers and suppliers

The Company has 5 major customers which represent approximately 37% and 47% of the Company’s total sales for the years ended December 31, 2005 and 2004 respectively. The Company did not have any one significant customer that represented more than 10% of the total sales for the year ended 2005 and 2004.

For the years ended December 31, 2005 and 2004, the Company purchases approximately 85% and 86%, respectively, of their raw materials from four major suppliers.

Note 15 - Minority interest

Minority interest represents the outside shareholders’ 30% interest in Tianjin Daqiuzhuang Metal Sheet Co., Ltd

Note 16 - Other expenses and income, net

Other income and expense for the years ended December 31 consist of the following:

	2005	2004	2003
Finance/interest expense	$(1,824,394)	$(1,572,189)	$(638,493)
Interest income	230,103
Other nonoperating income	12,494	137,169
Other nonoperating expense	(18,335)	(181,357)	(5,314)
Total other expense	$(1,600,132)	$(1,616,377)	$(643,807)

Note 17 - Reclassifications

Certain amounts for the years ended December 31, 2004 and 2003 in the accompanying financial statements have been reclassified to conform to the 2005 presentation. These reclassifications have no effect on net income or cash flows.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Private offering of redeemable stock

The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, 2005, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition, two warrants are attached to each share of common stock and each warrant gives the warrant holder the right to purchase an additional share of common stock or a total of 2,353,330 of common stock in the future. The warrants can be exercised on the second anniversary date at $2.50 per share and on the third anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

Under this private offering, the Company raised a total of $1,765,000 and received net proceeds of $1,606,150 net of $158,850 of commissions paid.

In accordance with Accounting Principles Board Opinion No. 14, the Company determined the fair value of the detachable warrants issued with redeemable stock using the Black-Scholes option pricing model under the following assumptions: risk free interest rate of 3.85%, dividend yield of 0% and volatility of 11%. The estimated value of the warrants is zero

In accordance with SFAS 150, the Company has recorded this stock issuance as a liability in the financial statements due to the mandatory redemption provision. The shares are recorded at fair market value on the date of issuance, which is the net cash proceeds, plus any accrued interest up to December 31, 2005. The difference between the net proceeds, $1,606,150, and the redemption amount, $2,294,497, which is $688,347, will be accrued and amortized as interest expense over an 18 month period beginning in October 2005 and ending in March 2007. The following table reconciles the December 31, 2005 carrying amount as follows:

Fair market value on the date of issuance:	$1,606,150
Interest accrued as of December 31, 2005	114,725
Balace at December 31, 2005	$1,720,875

As of December 31, 2005, $573,622 is the remaining amount left to be accrued and amortized through March 2007.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Retirement plan

Regulations in the People’s Republic of China require a foreign joint venture enterprise to contribute to a defined contribution retirement plan for all its employees. All Joint Venture employees are entitled to a retirement pension amount calculated based upon their salary at their date of retirement and their length of service in accordance with a government managed pension plan. The PRC government is responsible for the pension liability to the retired staff.

Note 19 - Retirement plan, continued

The Company became a foreign joint venture entity in the year of 2004. For the year ended December 31, 2005, it was the first year the Company was required to make contributions to the state retirement plan at 20% of the employees’ monthly salary. Employees are required to contribute 7% of their salary to the plan. Total pension expense incurred by the Company amounted to $236,730, $0 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 20- Statutory reserves

The laws and regulations of the People’s Republic of China require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include surplus reserve fund, common welfare fund, and the enterprise fund. Daqiuzhuang Metal, the Company's operating subsidiary in China, did not become a Sino Joint Venture until 2004; therefore, no reserve was made in 2003.

Surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. For the year ended December 31, 2005 and 2004, the Company transferred $457,306 and $154,794, representing 10% of the year’s net income determined in accordance with PRC accounting rules and regulations, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company could transfer 5% to 10% of its net income on a voluntary basis, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. For the year ended December 31, 2005, the Company transferred $228,653, representing 5% of the year’s net income determined in accordance with PRC accounting rules and regulations, to this reserve. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders. The new accounting rules and regulations have stopped all sino-foreign joint ventures from making transfers to the common welfare fund beginning January 1, 2006.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20- Statutory reserves, continued

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the company did not make any contribution to this fund during 2005.

Note 21 - Joint venture agreement with Baotou Steel

On September 28, 2005, General Steel, a wholly owned subsidiary of General Steel Holdings, Inc., entered into a certain Baotou-GSHI Special Steel Joint Venture Agreement (the "Agreement") with Daqiuzhuang Metal, and Baotou Iron and Steel (Group) Co., Ltd., a limited liability company formed under the laws of the People's Republic of China (the "Baotou Steel"). The name of the joint venture will be Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

% Ownership
Baotou Iron and Steel (Group) Co.,Ltd.	49%
General Steel Investment Co., Ltd.	31%
Daqiuzhuang Metal Sheet Co., Ltd	20%

Baotou Steel shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. The value of the assets to be contributed by Baotou Steel will be stated at fair market value. General Steel will contribute approximately $7,500,000 of cash and Daqiuzhuang Metal will contribute approximately $5,000,000 cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture. The Company will use the consolidation method to account for the joint venture.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 - Joint venture agreement with Baotou Steel, continued

These contributed assets will be used to commence a new operation. The joint venture will purchase a 100-tonne electric furnace and a refiner furnace to produce high quality specialty steel using advanced technology. This type of specialty steel has not been previously produced by Baotou Steel. This advanced technology has not been previously utilized by Baotou Steel. This new joint venture will aim to enter into a new market segment of high-end specialty steel.

Upon the commencement of the joint venture, the rights of the minority shareholders of Daqiuzhuang Metal Sheet Co. Ltd. will be limited to receiving a distribution of profits from the joint venture; the minority shareholders will not have any voting rights

As of December 31, 2005, the Company has not received the approval of the Baotou Steel Joint Venture and it is still under government review and maybe subject to further industry sector review by the relevant authorities in China in view of the sensitive nature of the steel industry. The management at this point is uncertain if and when the government approval will be granted. Currently none of the operations of Baotou Steel is consolidated into the Company’s financial statements as there is no ownership or control relationship between the Company and Baotou Steel at this time.

See report of independent registered public accounting firm.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

ASSETS

	September 30, 2006	December 31, 2005
	(Unaudited)	(Restated)
CURRENT ASSETS:
Cash	$4,009,089	$8,648,373
Restricted cash	2,874,199	2,735,583
Accounts receivable, net of allowance for doubtful accounts of $1,403
and $1,371 as of September 30, 2006 and December 31, 2005, respectively	11,071,790	993,417
Notes receivable	1,126,406	4,960
Note receivable - related party	280,480	2,976,000
Other receivables	119,644	109,769
Other receivables - related parties	850,400	-
Inventories	15,698,156	10,730,941
Advances on inventory purchases	7,155,375	10,716,293
Short-term investment	-	37,200
Prepaid expenses - current	66,003	64,647
Total current assets	43,251,542	37,017,183

PLANT AND EQUIPMENT, net	22,914,574	18,213,872

OTHER ASSETS:
Advance on equipment purchases	-	1,053,169
Prepaid Expenses - non current	771,161	669,460
Intangible assets - land use right, net of accumulated amortization	1,857,014	2,039,532
Total other assets	2,628,175	3,762,161

Total assets	$68,794,291	$58,993,216
 LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$664,699	$823,760
Short term loans - bank	31,548,720	27,118,800
Short term notes payable	5,519,760	5,406,400
Other payables	534,217	69,667
Other payable - related party	-	980,000
Accrued liabilities	1,768,695	916,957
Customer deposits	1,369,060	1,276,536
Deposits due to sales representatives	1,833,168	1,261,080
Taxes payable	4,363,420	1,682,330
Total current liabilities	47,601,739	39,535,530

SHARES SUBJECT TO MANDATORY REDEMPTION	2,065,053	1,720,875

Total liabilities	49,666,792	41,256,405

MINORITY INTEREST	5,853,861	5,387,026

SHAREHOLDERS’ EQUITY:
Common Stock, $0.01 par value, 75,000,000 shares authorized,
32,426,665 shares issued and outstanding	31,250	31,250
Paid-in-capital	6,871,358	6,871,358
Retained earnings	4,726,036	4,207,236
Statutory reserves	840,753	840,753
Accumulated other comprehensive income	804,241	399,188
Total shareholders’ equity	13,273,638	12,349,785
Total liabilities and shareholders’ equity	$68,794,291	$58,993,216

The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
REVENUES	$46,957,797	$26,032,015	$96,998,657	$72,021,091

COST OF SALES	45,404,450	23,379,706	92,486,613	63,656,562

GROSS PROFIT	1,553,347	2,652,309	4,512,044	8,364,529

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	605,801	523,063	2,155,612	1,763,706

INCOME FROM OPERATIONS	947,546	2,129,246	2,356,432	6,600,823

OTHER EXPENSE, NET	(623,105)	(447,943)	(1,370,798)	(1,308,339)

INCOME BEFORE PROVISION FOR INCOME TAXES	324,441	1,681,303	985,634	5,292,484
AND MINORITY INTEREST

PROVISION FOR INCOME TAXES	-	548,972	-	1,815,968

NET INCOME BEFORE MINORITY INTEREST	324,441	1,132,331	985,634	3,476,516

LESS MINORITY INTEREST	144,644	350,118	466,834	1,121,834

NET INCOME	179,797	782,213	518,800	2,354,682

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	222,417	374,857	405,053	374,857

COMPREHENSIVE INCOME	$402,214	$1,157,070	$923,853	$2,729,539

WEIGHTED AVERAGE NUMBER OF SHARES	31,250,000	31,250,000	31,250,000	31,250,000

EARNING PER SHARE, BASIC AND DILUTED	$0.01	$0.04	$0.02	$0.09

The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)

	Number of shares	Common stock	Paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive income	Totals

BALANCE, January 1, 2005, restated	31,250,000	$31,250	$6,871,358	$154,794	$2,152,976	$-	$9,210,378
Net income					2,354,682		2,354,682
Foreign currency translation gain						374,857	374,857

BALANCE, September 30, 2005, restated	31,250,000	$31,250	$6,871,358	$154,794	$4,507,658	$374,857	$11,939,917
Net income					385,537		385,537
Adjustment to statutory reserve				685,959	(685,959)		-
Foreign currency translation gain						24,331	24,331
-
BALANCE, December 31, 2005, restated	31,250,000	$31,250	$6,871,358	$840,753	$4,207,236	$399,188	$12,349,785

Net income					518,800		518,800
Foreign currency translation gain						405,053	405,053

BALANCE, September 30, 2006	31,250,000	$31,250	$6,871,358	$840,753	$4,726,036	$804,241	$13,273,638

The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)

	September 30 2006	September 30 2005
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$518,800	$2,354,682
Adjustments to reconcile net income to cash provided by (used in) operating activities:	466,834	1,121,834
Minority Interest
Depreciation	1,008,036	789,131
Amortization	222,400	216,528
Loss on disposal of equipment	28,005	34,399
Interest expense accrued on mandatory redeemable stock	344,178	-
(Increase) decrease in assets:
Accounts receivable	(9,928,845)	23,126
Increase in notes receivable	(1,106,993)	(2,501,624)
Other receivables	(7,476)	(570,252)
Other receivables - related parties	(850,400)	-
Inventories	(4,681,528)	(716,098)
Advances on inventory purchases	3,737,173	310,518
Prepaid expense - non current	(86,541)	-
Increase (decrease) in liabilities:
Accounts payable	145,602	(28,184)
Other payables	137,713	(189,561)
Other payable - related party	(980,000)	190,000
Accrued liabilities	821,858	12,034
Customer deposits	64,917	2,297,519
Taxes payable	2,611,959	1,518,804
Net cash (used in) provided by operating activities	(7,534,308)	4,862,856

CASH FLOWS FROM INVESTING ACTIVITIES:
Restriced cash	(80,218)	1,544,990
Notes receivable - related party	2,722,629	-
Increase in short term investment	37,494	-
Deposits due to sales representatives	538,664	120,463
Advance on equipment purchases	1,061,493
Additions to equipment	(5,299,576)	(1,588,947)
Net cash (used in) provided by investing activities	(1,019,514)	76,506

CASH FLOWS FINANCING ACTIVITIES:
Borrowings on short term loans - bank	21,309,090	31,819,320
Payments on short term loans - bank	(17,497,200)	(31,916,664)
Borrowings on short term notes payable	6,074,028	6,522,048
Payments on short term notes payable	(6,074,028)	(9,126,000)
Cash received on issuance of mandatory redeemable stock		1,606,150
Net cash provided by (used in) financing activities	3,811,890	(1,095,146)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	102,648	149,047

(DECREASE) INCREASE IN CASH	(4,639,284)	3,993,263

CASH, beginning of period	8,648,373	5,547,810

CASH, end of period	$4,009,089	$9,541,073

The accompanying notes are an integral part of this statement

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Background

The Company (formerly known as American Construction Company) was established on August 5, 2002 for the purpose of commencing the business of general construction contracting. It was the Company’s objective to provide to its customers timely and durable construction for their residential and commercial needs.

On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd. (referred to as General Steel) and Northwest Steel Company, a Nevada corporation, entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which American Construction Company acquired General Steel, and it’s 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd. (Daqiuzhuang Metal) in exchange for shares of the Company’s common stock, of which 22,040,000 shares was a new issuance by the Company, and 7,960,000 shares are from certain shareholders of the Company, which in aggregate, constituted 96% of the total issued and outstanding shares of the Company.

Under the terms of the Agreement, General Steel will remain a 100% owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a “tax-free” reorganization pursuant to the provisions of Section 351 and 368(a) (1) (A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, as of the closing date of the merger own approximately 96% of the Company’s common stock outstanding as of October 15, 2004 (excluding any additional shares to be issued on outstanding options, warrants and other securities convertible into common stock).

The accounting for these transactions is identical to that resulting from a reverse-acquisition, except that no goodwill or other intangible assets is recorded. Accordingly, the financial statements of General Steel Investment Co., Ltd. are the historical financial statements of the Company, formerly the operations of Daqiuzhuang Metal Sheet Co., Ltd.

Based on the Company’s Plan of Merger with General Steel Investment Co., Ltd., the Board of Directors determined to change the Registrant’s fiscal year end from January 31 to December 31.

The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets which are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

Daqiuzhuang Metal Sheet Co., Ltd. (referred to as Daqiuzhuang Metal) was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People’s Republic of China (PRC). The Articles of Corporation provides for a 10 year operating term beginning on August 18, 2000 with registered capital of $ 9,583,200. The Company is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America. There is no discriminatory provision for the minority shareholders and the 30% shareholders will receive their distribution of retained earnings according to their ownership percentage in Daqiuzhuang Metal.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Restatement of financial statements

The Company is restating the consolidated financial statements for the year ended December 31, 2005 for corrections in accounting which include:

1. Restating the carry amount of redeemable stock issued in 2005 and amortizing the difference between redemption amount and fair value as interest expense over the 18 month period from issuance date using an implied interest rate in accordance with SFAS 150, The amount originally recorded as liability was discounted at an average market rate with the difference between the discounted amount and the cash received was treated as reduction in paid-in-capital and the difference between discounted amount and redemption value was to be amortized over the 18 months from issuance. In addition, certain disclosures in notes 3 and 18 to the consolidated financial statements are being restated to reflect the correction. The effects of this restatement are as follows:

	December 31, 2005		December 31, 2005
	Previously Reported	Adjustments	Restated
Shares subject to mandatory redemption	$2,115,906	$(395,031)	$1,720,875
Paid-in capital	$6,395,617	$475,741	$6,871,358
Retained Earnings	$4,287,946	$(80,710)	$4,207,236

Consolidated statements of income and other comprehensive income

Other (expenses) income, net	$(1,600,132)	$(80,710)	$(1,680,842)
Net income	$2,820,929	$(80,710)	$2,740,219
Comprehensive income	$3,220,117	$(80,710)	$3,139,407

Consolidated statements of cash flows

Interest expense accrued on
mandatory redeemable stock	$34,014	$(80,710)	$114,724

2.	Reclassifying Advances on equipment purchases to Other Assets - non-current from current assets on the 2005 balance sheet

3.	Reclassifying certain amounts on the statements of cash flows for 2005, 2004, and 2003 as follows:

a.	Reclassified accrued interest expense accrued on mandatory redeemable stock from financing activities to operating activities
b.	Reclassified notes receivable from investing activities to operating activities since it is related to inventory sales
c.	Separated restricted cash from cash and classified restricted cash in investing activities
d.	Reclassified deposits due to sales representatives and advances on equipment purchases from operating activities to investing activities

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Restatement of financial statements (continued)

4.	Restating borrowings and payments on short term loan - bank and short term notes payable on a gross basis vs. net basis as previously reported

Further, we have added or revised certain disclosures in notes 20 and 22 to provide more detail information and explanations

Note 3 - Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of General Steel Holdings, Inc. reflect the activities of the following subsidiaries:

Subsidiary		% Ownership
General Steel Investment Co., Ltd.	British Virgin Islands	100.0%
Tianjin Daqiuzhuang Metal Sheet Co., Ltd.	P.R.C.	70.0%

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of General Steel Investment Co., Ltd. and Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (collectively the “Company”). All material intercompany transactions and balances have been eliminated in the consolidation.

Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Foreign currency translation (continued)

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $405,053 and $374,857 as of September 30, 2006 and 2005, respectively. The balance sheet amounts with the exception of equity at September 30, 2006 were translated at 7.90 RMB to $1.00 USD as compared to 8.06 RMB at December 31, 2005. The equity accounts were stated at their historical rate. The average translation rate of 8.00 RMB for the nine months ended September 30, 2006 was applied to income statement accounts.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 3% residual value. The depreciation expense for the nine months ended September 30, 2006 and 2005 amounted to $1,008,036 and $789,131, respectively.

Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	10-30 years
Machinery and equipment	8-15 years
Other equipment	5-8 years
Transportation equipment	10-15 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to buildings and equipment are capitalized.

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of September 30, 2006, the Company expects these assets to be fully recoverable.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Plant and equipment, net (continued)

Plant and equipment consisted of the following:

	September 30, 2006	December 31, 2005
	Unaudited	Restated
Buildings and improvements	$8,474,423	$5,391,378
Transportation equipment	882,941	485,699
Machinery	19,263,323	12,752,995
Construction in progress	29,553	4,231,318
Totals	28,650,240	22,861,390
Less accumulated depreciation	5,735,666	4,647,518
Totals	$22,914,574	$18,213,872

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People’s Republic of China and Hong Kong. Total cash (including restricted cash balances) in these banks at September 30, 2006 and December 31, 2005, amounted to $6,905,104 and $11,446,120, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

The Company through its bank agreements is required to keep certain amounts on deposit that are subject to withdrawal restrictions and these amounts are $2,874,199 and $2,735,583 as of September 30, 2006 and December 31, 2005, respectively.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Inventories (continued)

Inventories consisted of the following:

	September 30, 2006	December 31, 2005
	Unaudited	Restated
Supplies	$1,186,486	$1,524,332
Raw materials	2,142,447	1,195,022
Finished goods	12,369,223	8,011,587
Totals	$15,698,156	$10,730,941

Inventories consist of supplies, raw materials and finished goods. Raw materials consist primarily of iron and steel used in production. The cost of finished goods included direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production such as assembling, shipping and handling costs are also included in the cost of inventory. No work in process inventory existed at September 30, 2006 and December 31, 2005, as all inventory in process was completed and transferred to finished goods prior to the physical inventory count. The Company reviews its inventory annually for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of September 30, 2006 and December 31, 2005, the Company has determined that no reserves are necessary.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Intangible assets

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. Daqiuzhuang Metal acquired land use rights during the years ended in 2000 and 2003 for a total amount of $2,870,902. The land use rights have a 50 year term. However, Daqiuzhuang Metal’s initial business license had a ten-year term. Management elected to amortize the land use rights over the ten-year business term.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Intangible assets (continued)

Daqiuzhuang Metal became Sino Joint Venture in 2004 as discussed in Note 1 and obtained a new business license for twenty years; however, the Company decided to continue amortizing the land use rights over the original ten-year business term.

As of September 30, 2006 and December 31, 2005, accumulated amortization amounted to $1,146,757 and $902,550. The costs of these rights are being amortized over ten years using the straight-line method.

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of September 30, 2006, the Company expects these assets to be fully recoverable.

Total amortization expense for the nine months ended September 30, 2006 and 2005, amounted to $222,400 and $216,528, respectively.

Shares subject to mandatory redemption

The Company has adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. FAS 150 established classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of FAS 150 must be classified as liabilities within the Company’s Consolidated Financial Statements and be reported at settlement date value. The provisions of FAS 150 are effective for (1) instruments entered into or modified after May 31, 2003, and (2) pre-existing instruments as of July 1, 2003. In November 2003, through the issuance of FSP 150-3, the FASB indefinitely deferred the effective date of certain provisions of FAS 150, including mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities.

The Company issued new redeemable stock in September, 2005. The amount is presented as a liability on balance sheet at the fair market value on the date of issuance plus any interest amortized to the balance sheet date, see note 19.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred tax amounts at September 30, 2006 and December 31, 2005.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Income taxes, (continued)

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.

In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Under the Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

The Company’s subsidiary, Daqiuzhuang Metal Sheet Co., Ltd., became a Chinese Sino-foreign joint venture at the time of the merger on October 14, 2004 and it became eligible to receive a tax benefit. The Company is exempt from income taxes for the years ended December 31ô2005 and 2006 and 50% income tax reduction for the years ended December 31, 2007, 2008 and 2009. The Company received the tax exemption approval from the local tax authorities during the last quarter of 2005 and the Company had been recording a provision for income taxes for the first three quarters of 2005. During the last quarter of 2005 the Company reversed the provision for income taxes once they received the approval from the local tax authorities. The local Chinese tax authority waived the previously accrued tax accumulated prior to January 1, 2005 in the amount of $253,250 which was recorded as other nonoperating income for the nine months ended September 30, 2006 for previously accrued income taxes.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Income taxes, (continued)

The provision for income taxes for the period ended September 30 consisted of the following

	2006	2005
	Unaudited	Restated
Provision for China Income Tax	$-	$1,634,371
Provision for China Local Tax	-	181,597
Total provision for income taxes	$-	$1,815,968

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine months ended September 30:

	2006	2005
U.S. statutory rates	34.0%	34.0%
Foreign income not recoginized in USA	(34.0)	(34.0)
China income taxes	-	33.0
Effective tax rate	-%	33.0%

The estimated tax savings for the nine months ended September 30, 2006 amounted to $513,518. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.03 to $0.005.

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

,Taxes payable consisted of the followings:

	September 30, 2006	December 31, 2005
	Unaudited	Restated
VAT taxes payable	$4,362,558	$1,290,982
Income taxes payable	-	385,510
Misc taxes	862	5,838
Totals	$4,363,420	$1,682,330

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Recently issued accounting pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133. In addition, FAS 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under FAS 140. FAS 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material effect on the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted. The adoption of SFAS No. 156 is not expected to have a material effect on the Company’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FAS 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective for our fiscal year beginning January 1, 2007. The adoption of this interpretation is not expected to have a material effect on the Company’s financial position or results of operations.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Summary of significant accounting policies, (continued)

Recently issued accounting pronouncements, (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity’s financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans−−an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer’s financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87.

This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. Management does not currently believe adoption will have a material impact on the Company’s financial position or results of operations.

Note 4 - Consolidated financial statements and condensed footnotes

The interim consolidated financial statements presented herein have been prepared by the Company and include the unaudited accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidation.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Consolidated financial statements and condensed footnotes, (continued)

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X.

Certain information and footnote disclosures that are normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. Management of the Company believes the disclosures made are adequate to make the information presented not misleading. The condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements included in its Annual Report on Form 10-K dated March 31, 2006.

In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2006 and December 31, 2005, and the results of operations, changes in shareholders’ equity and cash flows for the nine months ended September 30, 2006 and 2005. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

Note 5 - Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

Under SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, entities that have issued mandatory redeemable shares of common stock or entered into forward contracts that require physical settlement by repurchase of a fixed number of the issuer’s equity shares of common stock in exchange for cash shall exclude the common shares that are to be redeemed or repurchased in calculating basic and diluted earnings per share. Thus the 1,176,665 shares described in note 19 have been excluded from the earnings per share calculation.

The weighted average number of shares used to calculate EPS for the nine months ended September 30, 2006 (31,250,000), 2005 (31,250,000) reflect only the shares outstanding for those periods.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Supplemental disclosure of cash flow information

Interest paid amounted to $1,376,863 and $1,344,433 for the nine months ended September 30, 2006 and 2005, respectively.

Income tax payments amounted to $0 and $488,344 for the nine months ended September 30, 2006 and 2005, respectively.

Note 7 - Accounts receivable and allowance for doubtful accounts

The Company conducts its business operations in the People’s Republic of China. Account receivables include trade accounts due from the customers. Management believes that the trade accounts are fully collectible as these amounts are being collected throughout the year. Also, management reviews its accounts receivable on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance amount at the year end. The allowance for doubtful accounts as of September 30, 2006 and December 31, 2005 amounted to $1,403 and $1,371, respectively.

Note 8 - Notes receivable and note receivable - related party

Notes receivable represents trade accounts receivable due from various customers where the customers’ bank has guaranteed the payment of the receivable. This amount is non-interest bearing and is normally paid within three to six months. The Company has the ability to submit their request for payment to the customer’s bank earlier than the scheduled payment date. However the Company will incur an interest charge and a processing fee when they submit a payment request early. The Company had $1,126,406 and $4,960 outstanding as of September 30, 2006 and December 31, 2005, respectively.

The note receivable from related party represents a note from Yang Pu Automotive Investment Limited. Yang Pu Automotive Investment Limited is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu Zuo Sheng. .This loan was given to the Yang Pu for business purposes on November 15, 2005. The note is in the amount of RMB 24,000,000, translated to $2,995,200, for one year with an interest rate at 7% and due at maturity. In 2006, Yang Pu Automotive Investment Limited paid $2,757,920 towards the principal of the loan. The Company will calculate the interest based on the new balance. The Company periodically reviews the financial statements of Yang Pu Automotive Investment Limited to determine its ability to repay the debt.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Prepaid expenses

Prepaid expenses at September 30, 2006 consisted of the followings:

	Current	Long-term	Total
Rent	$45,576	$277,568	$323,144
Land use right	20,427	493,593	514,020
Total	$66,003	$771,161	$837,164

The Company rented a dormitory for its employees during 2005. The rent is for ten years starting on January 1, 2006 at RMB 90,000 per quarter or RMB 360,000 per year. The Company’s prepayment at September 30, 2006 amounted to RMB 2,552,470 or $323,144.

The Company also entered into another rental agreement on July 21, 2005 to rent the land use right for its manufacture expansion. The total amount of the rental is RMB 8,067,400 for a period of 50 years starting on September 1, 2005. The Company’s prepayment at September 30, 2006 amounted to RMB 4,060,187 or $514,020.

Note 10 - Advances on inventory purchases

Advances on inventory purchases are monies deposited or advanced to outside vendors or related parties on future inventory purchases. Due to the high shortage of steel in China, most of the Company’s vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis.

This amount is refundable and bears no interest. The Company has a legal binding contract with their vendors for the guarantee deposit, which is to be returned to the Company at the end of the contract. The inventory is normally delivered within one month after the monies have been advanced. The total outstanding amount was $7,155,375 and $10,716,293 as of September 30, 2006 and December 31, 2005, respectively.

Note 11 - Related party transactions

The Company has a short term loan from Golden Glister Holdings Limited. Golden Glister holdings limited is incorporated in the territory of the British Virgin Islands which our president Yu Zuo Sheng is the majority shareholder. This amount was loaned to General Steel Investment Co., Ltd. for business operations. In the second quarter of 2006, General Steel Investment Co., Ltd. advanced $1,300,000 to Golden Glister Holdings Limited for its operations. Golden Glister has agreed to pay back the amount on a short term basis. The Company had a receivable from Golden Glister for $850,400 and a payable to Golden Glister for $980,000 as of September 30, 2006 and December 31, 2005, respectively. These receivable and payable are short term and are non interest bearing.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Short term loans - bank

Short term loans - bank represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed and bear no interest rate. The table below summarizes the loans outstanding at September 30, 2006 and December 31, 2005.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Short term loans - bank (continued)

	September 30, 2006	December 31, 2005
	Unaudited	Restated
Loans from China Bank, JingHai Branch, due
November 2006. Monthly interest only payment at
6.138% per annum, secured by equipment
and property	$1,139,400	$1,116,000
Loans from Agriculture Bank, DaQiuZhuang Branch, due
various dates from October 2006 to April 2007.
Monthly interest only payments in 2005 ranging from
from 6.696% to 6.975% per annum, guaranteed by an
unrelated third party and secured by property and
equipment	9,881,130	10,068,800
Loan from Construction Bank of China, JinHai Branch, due
August 15, 2007. Monthly interst only payment at
7.4604% per annum, secured by properties	1,538,190	1,004,400
Loans from ShangHai PuFa Bank, due various dates from
November 2006 to July 2007. Monthly interest only
payments ranging from 6.138% to 6.435% per month,
guaranteed by an unrelated third party	6,330,000	6,200,000
Loans from China Merchants Bank, due various dates from
May 2007 to September 2007. Quarterly interest only
payments, annual interest rate of 6.1425%,
guaranteed by an unrelated third party	7,596,000	8,060,000
Loan from Construction Bank of China, due August 21, 2006
Monthly interest only payment at 7.4604% per annum,
guaranteed by an unrelated third party	-	669,600
Loans from Shenzhen Development Bank, Tianjin Branch
due various dates from February to March 2007
Quarterly interest only payments ranging
from 5.856% to 5.859%, secured by inventories	5,064,000	-
Totals	$31,548,720	$27,118,800

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Short term notes payable

Short term notes payable are lines of credit extended by the banks. When purchasing raw materials, the Company often issues a short term note payable to the vendor. This short term note payable is guaranteed by the bank for its complete face value. The banks usually require the Company to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.

The Company has the following short term notes payable outstanding as for September 30, 2006 and December 31, 2005:

	September 30, 2006	December 31, 2005
	Unaudited	Restated
China Bank, Jing Hai Branch, various amounts, due
October 2006, restricted cash required 50% of loan
amount, secured by land and property	$1,468,560	$1,438,400

Agricultural Bank of China, various amounts, due dates
ranging between July and October 2006,
restricted cash required of 50% of loan amount,
secured by land and property
	1,519,200	1,488,000

ShangHai PuFa Bank, due November 2006, restricted
cash required of 50% of loan balance, guaranteed
by an unrelated third party	2,532,000	2,480,000
Totals	$5,519,760	$5,406,400

Total interest expense for the nine months ending September 30, 2006 and 2005 on all debt amounted to $1,531,447 and $1,344,433, respectively.

Note 14 - Customer deposits

Customer deposits represent amounts advanced by customers on product orders. The product normally is shipped within nine months after receipt of the advance payment and the related sale is recognized in accordance with the Company’s revenue recognition policy. As of September 30, 2006 and December 31, 2005, customer deposits amounted to $1,369,060 and $1,276,536, respectively.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Deposits due to sales representatives

The Company has entered into agreements with various entities to act as the Company’s exclusive sales agent in a specified area. These exclusive sales agents must meet certain criteria and are required to deposit a certain amount of money with the Company. In return the sales agents receive exclusive sales rights to a specified area and discounted prices on products they order. These deposits bear no interest and are required to be returned to the sales agent once the agreement has been terminated. The Company had $1,833,168 and $1,261,080 in deposits due to sales representatives outstanding as of September 30, 2006 and December 31, 2005, respectively.

Note 16 - Major customers and suppliers

The Company has 5 major customers which represent approximately 31% and 41% of the Company’s total sales for the nine months ended September 30, 2006 and 2005, respectively. The Company did not have any one significant customer that represented more than 10% of the total sales for the three quarters ended September 30, 2006 and 2005.

Four Customers accounted for 54% and 43% of total accounts receivable as of September 30, 2006 and December 31, 2005, respectively.

For the nine months ended September 30, 2006 and 2005, the Company purchases approximately 95% and 78%, respectively, of their raw materials from four major suppliers.

Note 17 - Minority interest

Minority interest represents the outside shareholders’ 30% interest in Tianjin Daqiuzhuang Metal Sheet Co., Ltd.

Note 18 - Other expenses and income, net

Other income and expense for the nine months ended September 30 consist of the following:

	2006 Unaudited	2005 Restated
Finance/interest expense	$(1,880,668)	$(1,348,949)
Interest income	154,584	45,279
Other nonoperating income	408,240	12,441
Other nonoperating expense	(52,954)	(17,110)
Total other expense	$(1,370,798)	$(1,308,339)

Other nonoperating income includes the previously accrued income tax. During 2005, the Company has received approval from the P.R.C. local government for a two years income tax exemption and three years of 50% income tax rate reduction. The local Chinese tax authority waived the previously accrued tax accumulated prior to January 1, 2005 in the amount of $253,250 which was recorded as other nonoperating income for the nine months ended September 30, 2006 for previously accrued income taxes.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Reclassifications

Certain amounts for the nine months ended September 30, 2005 in the accompanying financial statements have been reclassified to conform to the 2006 presentation. These reclassifications have no effect on net income or cash flows.

Note 20 - Private Offering of Redeemable Stock

The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, 2005, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition, two warrants are attached to each share of common stock and each warrant gives the warrant holder the right to purchase an additional share of common stock or a total of 2,353,330 of common stock in the future. The warrants can be exercised on the second anniversary date at $2.50 per share and on the third anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

Under this private offering, the Company raised a total of $1,765,000 and received net proceeds of $1,606,150 net of $158,850 of commissions paid.

In accordance with Accounting Principles Board Opinion No. 14, the Company determined the fair value of the detachable warrants issued with redeemable stock using the Black-Scholes option pricing model under the following assumptions: risk free interest rate of 3.85%, dividend yield of 0% and volatility of 11%. The estimated value of  the warrants is zero.

In accordance with SFAS 150, the Company has recorded this stock issuance as a liability in the financial statements due to the mandatory redemption provision. The shares were recorded at fair market value on the date of issuance, which is the net cash proceeds, plus any accrued interest up to December 31, 2005. The difference between the net proceeds, $1,606,150, and the redemption amount, $2,294,497, which is $688,347, will be accrued and is amortized as interest expense over an 18 months period beginning in October 2005 and ending in March 2007. The following table reconciles the September 30, 2006 carrying amount:

Balance at December 31, 2005	$1,720,875
Interest amortized during the first nine months	344,178
Balace at September 30, 2006	$2,065,053

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Private Offering of Redeemable Stock (continued)

Total interest amortized since issuance to September 30, 2006 amounted to $458,898 and $229,449 is the remaining amount left to be accrued and amortized through March 2007. The Company amended its financial statements for the periods ended December 31, 2005 and March 31, 2006 to reflect the changes made to the accounting treatment of the redeemable stock.

Note 21 - Retirement plan

Regulations in the People’s Republic of China require the Company to contribute to a defined contribution retirement plan for all employees. All Joint Venture employees are entitled to a retirement pension amount calculated based upon their salary at their date of retirement and their length of service in accordance with a government managed pension plan. The PRC government is responsible for the pension liability to the retired staff.

The Company became a foreign joint venture entity in the year of 2004. For the year ended December 31, 2005, it was the first year the Company was required to make contributions to the state retirement plan at 20% of the employees’ monthly salary. Employees are required to contribute 7% of their salary to the plan. Total pension expense incurred by the Company amounted to $336,629 and $0 for the nine months ended September 30, 2006 and 2005, respectively. No contribution was made during the first nine months of 2005 because the Company contributed the total amount near year end of 2005.

Note 22 - Joint venture agreement with Baotou Steel

On September 28, 2005, General Steel Investment Co., Ltd., a wholly owned subsidiary of General Steel Holdings, Inc., entered into a certain Baotou-GSHI Special Steel Joint Venture Agreement (the “Agreement”) with Daqiuzhuang Metal Sheet Co., Ltd., and Baotou Iron and Steel (Group) Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China (the “Baotou Steel”). The name of the joint venture will be Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 tons of specialty steel products a year.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 22 - Joint venture agreement with Baotou Steel (continued)

The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

% Ownership
Baotou Iron and Steel (Group) Co.,Ltd.	49%
General Steel Investment Co., Ltd.	31%
Da Qiu Zhuang Metal Sheet Co., Ltd	20%

Baotou Steel shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. The value of the assets to be contributed by Baotou Steel will be stated at fair market value General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Daqiuzhuang Metal will contribute approximately $5,000,000 cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture. The Company will use the consolidation method to account for the joint venture.

These contributed assets will be used to commence a new operation. The joint venture will purchase a 100-tonne electric furnace and a refiner furnace to produce high quality specialty steel using advanced technology. This type of specialty steel has not been previously produced by Baotou Steel. This advanced technology has not been previously utilized by Baotou Steel. This new joint venture will aim to enter into a new market segment of high-end specialty steel.

Upon the commencement of the joint venture, the rights of the minority shareholders of Daqiuzhuang Metal Sheet Co. Ltd. will be limited to receiving a distribution of profits from the joint venture; the minority shareholders will not have any voting rights.

As of September 30, 2006, the Company has not received the approval of the Baotou Steel Joint Venture and it is still under government review and maybe subject to further industry sector review by the relevant authorities in China in view of the sensitive nature of the steel industry. The management at this point is uncertain if and when the government approval will be granted. Currently none of the operations of Baotou Steel is consolidated into the Company’s financial statements as there is no ownership or control relationship between the Company and Baotou Steel at this time.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation do not speak to indemnification of directors and officers and therefore the Nevada Revised Statutes will govern when a director, officer or any person will be entitled to be indemnified by our Company. Our company has not adopted any bylaws to govern indemnification of directors, officers and other persons at the date of this registration statement.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee	$747.87
Accounting and Audit Fees	$10,000
Legal Fees and Expenses	$30,000
Printing and Engraving Expenses (includes EDGAR service	$4,000

RECENT SALES OF UNREGISTERED SECURITIES

(a)	Securities issued and sold:

1.    On August 5, 2002 we issued 5,100,000 common shares, having $0.001 par value per share, to Jeff Mabry, a former director of the Company for $5,100 pursuant to Regulation D Rule 506 of the Securities Act of 1933.

2.    On June 2, 2003, we accepted and executed subscription agreements and sold shares, $0.001 par value per share, to a group of investors, at an offering price of $0.001 per share for gross offering proceeds of $4,075 USD, pursuant to Regulation D Rule 506 of the Securities Act of 1933. For this offering we offered our shares of common stock to a limited number of offerees, with whom we had a pre-existing relationship. Each person purchasing our shares of common stock who we reasonably believed was not an accredited investor (as that term is defined by the provisions of Rule 501(a), received from us that information specified by the provisions of Rule 502(b). Additionally, we reasonably believe that each such person either alone or with his or her purchaser representative (as that term is defined by the provisions of Rule 501(h)), has such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of a purchase of our common shares.

3.    Sales of unregistered securities

On September 18, 2005, we entered into certain subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which we sold an aggregate of 1,176,665 shares of our common stock, in a private placement under Rule 506 under the Securities Act at a purchase price of $1.50 per share. We have obtained representations from all the investors participating in the private placement that they were accredited investors within the meaning of Rule 501.

Each investor was given two identical warrants with each share purchased, granting the warrant holders the right to purchase in the aggregate up to a maximum additional 2,353,330 shares of our common stock. Each warrant entitles its holder to one share of our common stock upon exercise. The warrants may be exercised on or before the second anniversary date, namely, on or before September 18, 2007 at 5:00 p.m., at an exercise price of $2.50 per share or after the second anniversary date but on or before the third anniversary date, namely, on or before September 18, 2008, at 5:00 p.m. at an exercise price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in our capital stock structure.

Pursuant to a put right granted to the investors, the investors may request us to repurchase part or all of the 1,176,665 shares of our common stock on March 18, 2007 (the “Repurchase Date”) at a per share price of $1.95 per share. If an investor would elect to put the shares back to us on the Repurchase Date, such investor must notify us 60 days before the Repurchase Date. The put right is only available to those investors who entered into the Subscription Agreements with us and is not transferable to any subsequent purchasers of these shares of common stock.

Under this private placement, we raised $1,765,000 in the aggregate, with a net proceeds of $ 1,606,150 after deducting $158,850 paid for commissions.

(b)	Underwriters and Other Purchasers. Not applicable

(c)	Consideration See (a) above.

(d)	Exemption from Registration Claimed. See (a) above.

EXHIBITS

A.	Exhibits

EXHIBIT NO.	DESCRIPTION

1.1
Baotou Steel - GSHI Special Steel Joint Venture Agreement dated as of September 28, 2005 by and between Baotou Iron & Steel (Group) Co., Ltd., General Steel Investment Co., Ltd. and Daqiuzhuang Metal Sheet Co., Ltd. (1)

2.1	Agreement and Plan of Merger dated as of October 14, 2004 by and among American Construction Company, General Steel Investment Co., Ltd. and Northwest Steel Company, a Nevada corporation (2)

3.1	Articles of Incorporation of General Steel Holdings, Inc. (3)

4.1	Subscription Agreement (4)

+5.1	Form of legal opinion of Dennis Brovorone, Esq.

+10.1	Form of Subscription Agreement

+10.2	Form of Registration Rights Agreement

+10.3	Form of Warrant

+10.4	Form of Lock Box Agreement

+10.5	English translation of the loan between Tianjin Daqiuzhuang Metal Sheet Co., Ltd. and Yang Pu Automotive Investment Limited.

+10.6	Loan Documentation by and between Tianjin Daqiuzhuang Metal Sheet Co., Ltd. and the Agricultural Bank of China.

+21.1	List of Subsidiaries of the Registrant.

*23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants

+24.1	Power of attorney (included on signature page)

(+ documents previously filed, *documents filed with this registration statement; ** Documents to be filed by amendment).

(1)	Incorporated by reference to the current report on Form 8-K, filed with the Commission on October 31, 2005.

(2)	Incorporated by reference to the current report on Form 8-K/A, filed with the Commission on October 19, 2004

(3)	Incorporated by reference to the registration statement on Form SB-2, filed with the Commission on June 6, 2003.

(4)	Incorporated by reference to the registration statement on Form SB-2/A, field with the Commission on September 12, 2003.

B.	Financial Statement Schedules

All schedules are omitted because they are not applicable or the required formation is shown in our consolidated financial statements and related notes attached to the prospectus.

UNDERTAKINGS

(1)    The undersigned Registrant hereby undertakes to.

(2)    File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

(i)    Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    Include any additional changed material information on the plan of distribution.

(3)    For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(4)    File a post-effective amendment to remove from registration any of the securities, which remain unsold at the end of the offering.

(5)    Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons controlling the registrant pursuant to the foregoing previsions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We will file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused Amendment No. 5 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on the date specified below.

Dated: January 31, 2007

GENERAL STEEL HOLDINGS, INC

By:	/s/ YU Zuo Sheng
Name: YU Zuo Sheng Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 5 to this registration statement has been signed by the following persons in the capacities indicated on January 31, 2007.

SIGNATURE	TITLE

/s/ Yu Zuo Sheng	Chairman and Chief Executive Officer
YU Zuo Sheng	(Principal Executive Officer)

*	Director and Chief Financial Officer
CHEN John	(Principal Accounting and Financial Officer)

*	Director
WANG Guo Dong

*	Director and Chief Engineer
ZHAO Sheng Guo

*	Director
TIAN Lian Hui

*	Director
WARNER, Ross

*	Director
WONG, John

*By: /s/ YU Zuo Sheng
YU Zuo Sheng Attorney-in-Fact

EXHIBIT INDEX

GENERAL STEEL HOLDINGS, INC.

The following exhibits are included as part of this Registration Statement.

EXHIBIT NO.	DESCRIPTION

1.1
Baotou Steel - GSHI Special Steel Joint Venture Agreement dated as of September 28, 2005 by and between Baotou Iron & Steel (Group) Co., Ltd., General Steel Investment Co., Ltd. and Daqiuzhuang Metal Sheet Co., Ltd. (1)

2.1	Agreement and Plan of Merger dated as of October 14, 2004 by and among American Construction Company, General Steel Investment Co., Ltd. and Northwest Steel Company, a Nevada corporation (2)

3.1	Articles of Incorporation of General Steel Holdings, Inc. (3)

4.1	Subscription Agreement (4)

+5.1	Form of legal opinion of Dennis Brovorone, Esq.

+10.1	Form of Subscription Agreement

+10.2	Form of Registration Rights Agreement

+10.3	Form of Warrant

+10.4	Form of Lock Box Agreement

+10.5	English translation of the loan between Tianjin Daqiuzhuang Metal Sheet Co., Ltd. to and Yang Pu Automotive Investment Limited.

+10.6	Loan Documentation by and between Tianjin Daqiuzhuang Metal Sheet Co., Ltd. and the Agricultural Bank of China.

+21.1	List of Subsidiaries of the Registrant.

*23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants

+24.1	Power of attorney (included on signature page)

(+ documents previously filed, *documents filed with this registration statement).

(1)	Incorporated by reference to the current report on Form 8-K, filed with the Commission on October 31, 2005.

(2)	Incorporated by reference to the current report on Form 8-K/A, filed with the Commission on October 19, 2004

(3)	Incorporated by reference to the registration statement on Form SB-2, filed with the Commission on June 6, 2003.

(4)	Incorporated by reference to the registration statement on Form SB-2/A, field with the Commission on September 12, 2003.